EXECUTION COPY

Exhibit 2.1

PURCHASE AGREEMENT

between

BRISTOL-MYERS SQUIBB COMPANY

and

DELTAGEN, INC.

Dated as of February 8, 2002

SALE OF BMSPRL, L.L.C.

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3

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PURCHASE AGREEMENT dated as of February 8, 2002 (this “Agreement”), between Bristol-Myers Squibb Company, a Delaware corporation (“Seller”), and Deltagen, Inc., a Delaware corporation (“Buyer”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the issued and outstanding units of membership interest (the “Units”) of BMSPRL, L.L.C., a Delaware limited liability company and indirect wholly owned subsidiary of Seller (the “Company”). Buyer desires that the Company enter into employment agreements with certain Key Employees concurrently with, or immediately following, the closing of the transactions contemplated by this Agreement.

All outstanding Units are held by E.R. Squibb & Sons, L.L.C., a Delaware limited liability company and direct wholly owned subsidiary of Seller (“ERSquibb”).

Section 15.07(c) identifies the Sections of this Agreement in which capitalized terms used in this Agreement are defined.

Accordingly, Seller and Buyer hereby agree as follows:

ARTICLE I

Purchase and Sale

SECTION 1.01. Purchase and Sale of the Units. (a) On the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer and deliver to Buyer, and Buyer will purchase from Seller, the Units in exchange for that number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the amount obtained (rounded to the nearest whole number) by dividing $23,500,000 (the “Purchase Price”) by the Determination Price (the number of shares of Buyer Common Stock calculated in accordance with this sentence shall hereinafter be referred to as the “Shares”).

(b) The “Determination Price” shall equal the Average Price; provided, that, if the Average Price is less than $7.38, then the Determination Price shall equal $7.38; provided, further, that if the Average Price exceeds $10.83, the Determination Price shall equal

$10.83. The “Average Price” shall be an amount equal to the quotient obtained by dividing the sum of (x) $9.11 (which amount equals the average of the Daily Per Share Prices for each trading day during the Pre-Announcement Trading Period) and (y) the average of the Daily Per Share Prices for each trading day during the Post-Announcement Trading Period, by two. The “Pre-Announcement Trading Period” shall mean each trading day during which Buyer Common Stock is traded on the Nasdaq National Market from, and including, the third Full Trading Day immediately prior to the announcement of the transactions contemplated by this Agreement (the “Announcement”) to, but excluding, the day of the Announcement. The “Post-Announcement Trading Period” shall mean each trading day during which Buyer Common Stock is traded on the Nasdaq National Market from and including the day of the Announcement to, and including, the third Full Trading Day after the Announcement. “Full Trading Day” shall mean any day during which Buyer Common Stock is traded on the Nasdaq National Market; provided, that, trading of Buyer Common Stock during such trading day is not suspended for any reason for one hour or more, in aggregate, during such trading day. The “Daily Per Share Price” for any trading day shall mean the volume-weighted average of the per share selling price on the Nasdaq National Market of Buyer Common Stock for that trading day, as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Seller and Buyer).

SECTION 1.02. Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Closing as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Buyer Common Stock or in the event Buyer Common Stock is converted or exchanged as a result of any consolidation or merger to which Buyer is a party (other than a merger in which Buyer is the continuing corporation and which does not result in any reclassification of, or change in, outstanding shares of Buyer Common Stock), and the record date or the closing date, as the case may be, therefor shall be prior to the Closing, the Determination Price shall be appropriately adjusted to the extent necessary to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction or converted to reflect such consolidation or merger.

ARTICLE II

Closing; Purchase Price Adjustment

SECTION 2.01. Closing. (a) The closing (the “Closing”) of the purchase and sale of the Units shall be held at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York, at 10:00 a.m. on February 14, 2002, or, if the conditions to the Closing set forth in Article III shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

(b) (i) At the Closing, Buyer shall duly register the Shares on the books of Buyer for the account of Seller, or a Wholly-Owned Subsidiary of Seller designated by Seller in writing at least two business days prior to the Closing Date, such registration to be confirmed in writing by Buyer’s transfer agent. As soon as reasonably practicable after the Closing, and in any event within three business days after the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller a certificate for the Shares, in the name of Seller or the Wholly-Owned Subsidiary of Seller so designated by Seller in writing. The certificate representing the Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE RESOLD OR DISTRIBUTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933;
(ii) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(A) an instrument of assignment and assumption with respect to the license agreements to be assigned to Buyer by Seller pursuant to Section 8.10(a)(ii), substantially in the form attached hereto as Exhibit 2.01(b)(ii) (the “License Assignment”), duly executed by Buyer;

(B) the Registration Rights Agreement, duly executed by Buyer;

(C) the Guarantee to be executed by Buyer, pursuant to Section 8.11, duly executed by Buyer;

(D) the Seller License Agreements and the Company License Agreement, duly executed by Buyer;

(E) the LLC Assignment, duly executed by Buyer;

(F) the Transitional Services Agreement, duly executed by Buyer; and

(G) such other incidental and customary closing documents as may be reasonably deemed necessary or desirable by Seller in connection with the Closing (it being understood that, in the case of such other incidental and customary closing documents, neither Buyer nor any of its Affiliates shall be required to make any representations, warranties or covenants, expressed or implied, not contained in this Agreement).

(c) Seller shall deliver, or cause to be delivered, to Buyer:

(i) certificates representing the Units, duly endorsed in blank or accompanied by unit powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii) the License Assignment, duly executed by Seller;

(iii) the Registration Rights Agreement, duly executed by Seller;

(iv) the Seller License Agreements and the Company License Agreement, duly executed by Seller and the Company;

(v) the LLC Assignment, duly executed by Seller;

(vi) the Transitional Services Agreement, duly executed by Seller and the Company; and

(vii) such other incidental and customary closing documents as may be reasonably deemed necessary or desirable by Buyer in connection with the Closing (it being understood that, in the case of such other incidental and customary closing documents, neither Seller nor any of its Affiliates shall be required to make any representations, warranties or covenants, expressed or implied, not contained in this Agreement).

SECTION 2.02. Working Capital Purchase Price Adjustment. (a) (i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Statement”), certified by an officer of Buyer, setting forth Working Capital as of 12:01 a.m. on the Closing Date (“Closing Working Capital”) and a certificate of Buyer substantially in the form attached hereto as Exhibit 2.02 stating that the Statement has been prepared in compliance with the requirements of this Section 2.02.

(ii) During the 30-day period following Seller’s receipt of the Statement, Seller shall be permitted to review the working papers of Buyer relating to the Statement and Buyer shall cooperate with Seller and its auditors to provide them with any other information used in preparing the Statement reasonably requested by Seller or its auditors. The Statement shall become final and binding upon the parties as of 5 p.m. New York time on the thirtieth day following receipt thereof by Seller, unless Seller gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to 5 p.m. New York time on such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.02. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon Seller and Buyer on the earlier of (1) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in such Notice of Disagreement and (2) the date any disputed matters specified in such Notice of Disagreement are finally resolved in writing by the Accounting Firm.

(iii) During the 30-day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement. At the end of such 30-day period, if Seller and Buyer have not resolved all differences which they may have with respect to the matters specified in such Notice of Disagreement, Seller and Buyer shall submit, within 60 days following delivery of such Notice of Disagreement, in writing to a nationally recognized independent accounting firm mutually agreed upon by Seller and Buyer (the “Accounting Firm”) for review and resolution of any and all matters which remain in dispute and which were properly included in such Notice of Disagreement. The scope of the Accounting Firm’s review shall be limited to only those matters which remain in dispute and which were properly included in such Notice of Disagreement. Seller and Buyer shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of the receipt of such submission. Seller and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02(a). The cost of any arbitration (including the fees and expenses of the Accounting Firm) with respect to any Notice of Disagreement pursuant to this Section 2.02(a) shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm with respect to any Notice of Disagreement, which proportionate allocation also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the mattersubmitted. The fees and disbursements of the auditors and other advisors of each party hereto incurred in connection with their review of the Statement and review of any Notice of Disagreement shall be borne by such party.

(b) Subject to Section 2.02(f), the Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $-866,000 (the “WC Amount”), and the Purchase Price shall be decreased by the amount by which Closing Working Capital is less than the WC Amount (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”). If the Purchase Price is less than the Adjusted Purchase Price, Buyer shall, within 10 business days after the Statement becomes final and binding on the parties, deliver to Seller a certificate for that number of shares of Buyer Common Stock calculated by dividing such difference by the Determination Price and rounding to the nearest whole number; such shares shall thereafter constitute “Shares” hereunder. If the Purchase Price is greater than the Adjusted Purchase Price, Seller shall, within 10 business days after the Statement becomes final and binding on the parties, at the election of Seller, either (i) deliver to Buyer the certificate representing the Shares in exchange for a new certificate representing that number of shares of Buyer Common Stock equal to the difference between the Shares and that number of shares of Buyer Common Stock calculated by dividing the excess by which the Purchase Price exceeds the Adjusted Purchase Price by the Determination Price (the shares represented by the new certificate thereafter to constitute the Shares) or (ii) make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon accrued from the Closing Date to the date of payment at the Prime Rate on the Closing Date.

(c) The term “Working Capital” shall mean Current Assets minus Current Liabilities. The WC Amount equals a mutually agreed estimate of Working Capital as of November 30, 2001, determined on a basis consistent with Working Capital on the date of the Balance Sheet, and shall not be subject to change regardless of whether the items included therein were in accordance with United States generally accepted accounting principles (“GAAP”). The term “Current Assets” shall mean the net receivables and prepaid and other current assets of the Company calculated on a basis consistent with the Balance Sheet. The term “Current Liabilities” shall mean the current payables and accrued expenses of the Company other than current payables under capital leases, calculated on a basis consistent with the Balance Sheet. Section 2.02(c) of the Seller Disclosure Schedule sets forth the line items from the Balance Sheet used for calculating Working Capital as of the date of the Balance Sheet and as of November 30, 2001. For the avoidance of doubt, current assets and current liabilities relating to cash and cash equivalents, Taxes, deferred Tax assets and deferred Tax liabilities, intercompany transactions and any Excluded Assets are not included in the Balance Sheet or the calculation of the WC Amount and shall not be taken into account in determining Working Capital. Items for which Buyer and its Affiliates are indemnified by Seller pursuant to Article XI shall not be taken into account in determining Working Capital. The parties agree that the adjustment contemplated by this Section 2.02(c) is intended to show the change in Working Capital from the estimate thereof as of November 30, 2001, and the Closing Date, and that such change can only be measured if the calculation is done in the same way, consistent with the principles underlying the calculations set forth in Section 2.02(c) of the Seller Disclosure Schedule at both dates. The scope of the disputes to be resolved by the Accounting Firm is limited to whether such calculations were done in accordance with this Section 2.02(c), including whether the calculations were done on a basis consistent with the principles underlying the calculations set forth in Section 2.02(c) of the Seller Disclosure Schedule and whether there were mathematical errors in the Statement, and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed for the Balance Sheet or the Statement or as to whether the WC Amount is correct. Any items on or omissions from the Balance Sheet or the calculation of the WC Amount as set forth on Section 2.02(c) of the Seller Disclosure Schedule that are based upon errors of fact or mathematical errors or that are not in accordance with GAAP shall be carried forward for purposes of calculating Closing Working Capital.

(d) Buyer agrees that following the Closing it shall not take any actions with respect to the accounting books and records of the Company on which the Statement is to be based that are not consistent with the Company’s past practices except to the extent that such changes are, in the written opinion of outside counsel, necessary to comply with Applicable Laws. Without limiting the generality of the foregoing, no changes shall be made during such period in any reserve or other account existing as of the date of the Balance Sheet except as a result of events occurring after the date of the Balance Sheet and, in such event, only in a manner consistent with past practices.
(e) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.02, Buyer shall, and shall cause the Company to, afford to Seller and any accountants, counsel or financial advisors retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 2.02 reasonable access during normal business hours to the Company’s properties, books, contracts, personnel and records, and Buyer’s and its accountant’s work papers, relevant to the adjustment contemplated by this

Section 2.02 and shall provide Seller upon Seller’s request and at Seller’s expense, with copies of any such books, contracts and records, including Buyer’s and its accountant’s work papers and any other information used in preparing the Statement reasonably requested by Seller or its auditors relating to the Statement.

(f) Notwithstanding the foregoing provisions of this Section 2.02, no adjustment to the Purchase Price pursuant to this Section 2.02 shall be made unless such adjustment (whether an increase or a decrease) would exceed $500,000, and if the adjustment would exceed such amount, then the full amount of the adjustment shall be made.

(g) The Purchase Price shall be allocated among the assets of the Company in accordance with Section 2.02(g) of the Seller Disclosure Schedule as determined by Seller. Neither Seller nor Buyer (nor any of their respective Affiliates) shall take any position on any Tax return or with any Tax authority that is inconsistent with the allocation set forth on Section 2.02(g) of the Seller Disclosure Schedule.

ARTICLE III

Conditions to Closing

SECTION 3.01. Buyer’s Obligation. The obligation of Buyer to purchase and pay for the Units is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of the following conditions:

(a) Each of the representations and warranties of Seller made in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Seller in this Agreement that is not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties that are expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Seller in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of such earlier date; provided, that any such representation and warranty shall be deemed not to have been breached unless the failure of such representation and warranty to be true and correct, without giving effect to qualifications with respect to materiality, would be reasonably likely to have a Material Adverse Effect. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing. Seller shall have delivered to Buyer a certificate, substantially in the form attached hereto as Exhibit 3.01(a), dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

(b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted,entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or other legal restraint or prohibition preventing the purchase and sale of the Units shall be in effect; provided, however, that, if Seller or Buyer is contesting or resisting any such legal restraint, each of the parties shall have used its reasonable best efforts (as required by Section 8.04) to prevent the occurrence or entry of any such legal restraint and to remove or appeal as promptly as possible any such legal restraint.

(c) The waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if applicable to the purchase and sale of the Units, shall have expired or been terminated. Any consents, authorizations, orders, approvals, declarations and filings under the HSR Act or any other applicable antitrust law, the absence of which would prohibit the consummation of the purchase of the Units, shall have been made or obtained.

(d) Seller shall have delivered to Buyer (i) the License Assignment, duly executed by Seller, (ii) the Seller License Agreements and the Company License Agreement, each duly executed by Seller and the Company, (iii) the LLC Assignment, duly executed by ERSquibb, (iv) the Registration Rights Agreement,

duly executed by Seller, and (v) the Transitional Services Agreement, duly executed by Seller and the Company.

(e) Since the date hereof, there shall not have occurred any material change in the business, financial condition or results of operations of the Company that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

(f) Consents shall have been received from the third party to agreements numbered 1 and 2 of Section 4.02(a) of the Seller Disclosure Schedule.

SECTION 3.02. Seller’s Obligation. The obligation of Seller to sell and deliver the Units to Buyer is subject to the satisfaction (or waiver by Seller) on or prior to the Closing of the following conditions:

(a) Each of the representations and warranties of Buyer made in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Buyer in this Agreement that is not so qualified shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties that are expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Buyer in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of such earlier date; provided, that any such representation and warranty shall be deemed not to have been breached unless the failure of such representation and warranty to be true and correct, without giving effect to qualifications with respect to materiality, would be reasonably likely to have a Buyer Material Adverse Effect. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing. Buyer shall have delivered to Seller a certificate, substantially in the form attached hereto as Exhibit 3.02(a), dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

(b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the purchase and sale of the Units shall be in effect; provided, however, that, if Seller or Buyer is contesting or resisting any such legal restraint, each of the parties shall have used its reasonable best efforts (as required by Section 8.04) to prevent the occurrence or entry of any such legal restraint and to remove or appeal as promptly as possible any such legal restraint.

(c) The waiting period under the HSR Act, if applicable to the purchase and sale of the Units, shall have expired or been terminated. Any consents, authorizations, orders, approvals, declarations and filings under the HSR Act or any other applicable antitrust law, the absence of which would prohibit the consummation of the purchase of the Units, shall have been made or obtained.

(d) Buyer shall have executed and delivered to Seller the License Assignment, the Seller License Agreements, the Company License Agreement, the LLC Assignment, the Guarantee, the Registration Rights Agreement and the Transitional Services Agreement.

(e) Since the date hereof, there shall not have occurred any material change in the business, consolidated financial condition or consolidated results of operations of Buyer and its subsidiaries, taken as a whole, that, individually or in the aggregate would be reasonably likely to have a Buyer Material Adverse Effect.

(f) There shall have occurred three Full Trading Days after the Announcement.

SECTION 3.03. Waiver of Closing Conditions. The parties acknowledge and agree that if Buyer or Seller has knowledge of a failure of any condition set forth in Section 3.01 or 3.02, respectively, or of any breach by the other party of any representation, warranty or covenant contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or breach and such party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article XI, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

SECTION 3.04. Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, respectively, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.04.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule attached hereto, Seller hereby represents and warrants, to the knowledge of Seller (except with respect to Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.07(b)), to Buyer as follows:

SECTION 4.01. Authority. Each of Seller and ERSquibb is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to enter into this Agreement and the Related Instruments, to the extent it is a party thereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller and ERSquibb to authorize the execution, delivery and performance of this Agreement and the Related Instruments and the consummation of the transactions contemplated hereby and thereby, including the acceptance of the Shares, have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes, and, on or prior to Closing, the Related Instruments will be duly executed and delivered by each of Seller or ERSquibb to the extent it is a party thereto, and upon such execution and delivery will constitute, a legal, valid and binding obligation of Seller or ERSquibb, as applicable, enforceable against such party in accordance with its terms.

SECTION 4.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Seller does not, and the execution and delivery of the Related Instruments by Seller or ERSquibb, as applicable, will not and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, directly or indirectly, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, charges, pledges, or restrictions of any kind (“Liens”) (other than Permitted Liens) upon any of the properties or assets of the Company under, any provision of (i) the governing instruments or comparable organizational documents of Seller, ERSquibb or the Company, (ii) any written note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller, ERSquibb or, to the knowledge of Seller, the Company is a party or by which any of their respective properties or assets are bound or (iii) any judgment, order or decree or, subject to the matters referred to in paragraph (b) below, statute, law, ordinance, rule or regulation applicable to Seller, ERSquibb or the Company or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by, or with respect to, Seller, ERSquibb or the Company in connection with the execution, delivery and performance of this Agreement or the Related Instruments or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, if applicable, (ii) those that may be required solely by reason of Buyer’s or any of Buyer’s Affiliate’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Related Instruments, (iii) those required to transfer Environmental Permits and (iv) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.03. The Units. ERSquibb has good and valid title to the Units, free and clear of any Liens. The Units were validly issued and represent all the issued and outstanding units of membership interest of the Company. Assuming Buyer has the requisite power and authority to be the lawful owner of the Units, upon delivery to Buyer at the Closing of certificates representing the Units, duly endorsed by ERSquibb for transfer to Buyer, and upon Seller’s receipt on behalf of ERSquibb of the Purchase Price, good and valid title to the Units will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates.

SECTION 4.04. Organization and Standing; Books and Records. The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Company is duly qualified and in good standing to do business as a foreign company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the certificate of formation and limited liability company agreement or comparable organizational documents, each as amended to the date hereof, of the Company.

SECTION 4.05. Capital of the Company. The authorized capital of the Company consists of 2,000 units of membership interest in the Company. Of such 2,000 duly authorized units, 1,000 units (constituting the Units) are validly issued and outstanding, fully paid and nonassessable. ERSquibb is the record and beneficial owner of the Units. Except for the Units, there are no limited liability company units or other securities of the Company outstanding.

SECTION 4.06. Equity Interests. The Company as of the date of this Agreement does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $25,000 in any person.

SECTION 4.07. Financial Statements; No Undisclosed Liabilities. (a) Section 4.07 of the Seller Disclosure Schedule sets forth (a) the audited statement of assets of the Company to be acquired and liabilities of the Company to be assumed as of September 30, 2001 (the “Balance Sheet”), and the audited statement of expenses of the Company for the nine months ended September 30, 2001, together with the notes to such financial statements, and (b) the audited statement of expenses of the Company for the year ended December 31, 2000, together with the notes to such financial statements (the financial statements described in clauses (a) and (b) above, together with the notes to such financial statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on a basis that fairly presents in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

(b) Except as and to the extent reflected on the Balance Sheet or in Section 4.07(b) of the Seller Disclosure Schedule, the Company did not have at September 30, 2001 any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required by GAAP to be set forth on a balance sheet of the Company or the notes thereto)(“Pre-Closing Liabilities”). Since September 30, 2001, the Company has not incurred any Pre-Closing Liabilities except for such liabilities which were incurred by the Company since September 30, 2001 in the ordinary course of business consistent with past practice. This Section 4.07(b) does not relate to employee or employment benefits matters, such items being the subject of Section 4.14.

(c) The financial statements to be delivered by Seller to Buyer pursuant to Section 8.14(a) will have been prepared, as of the respective dates thereof and for the respective periods indicated, in accordance with GAAP; provided that Seller makes no representation or warranty that such financial statements will be in accordance with the requirements of Regulation S-X of the Exchange Act.

SECTION 4.08. Taxes. (a) For purposes of this Agreement, (i) ”Tax” or “Taxes” shall mean all Federal, state, local and foreign taxes and similar assessments, including all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date; and (iii) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(b) No material Tax liens have been filed with respect to the assets of the Company.

(c) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(d) None of Seller or any of its Affiliates has made an election to treat the Company as an association taxable as a corporation.

SECTION 4.09. Assets Other than Real Property Interests. (a) The Company has, or as of the Closing Date will have, good and valid title to (or in the case of leased assets, valid leasehold interests in) all material assets reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens, except (a) such Liens as are set forth in Section 4.09 of the Seller Disclosure Schedule; (b) materialman’s, mechanics’, carriers’, workmen’s, repairmen’s, employee’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes and other governmental charges which are not due and payable or which may be paid without penalty; (c) mortgages and Liens which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto; (d) other imperfections of title, licenses or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company, as presently conducted; and (e) all Liens approved in writing by Buyer (“Permitted Liens”). The Company’s tangible assets have no known defects, and are in good operating condition and repair (ordinary wear and tear excepted), except for such defects and failures to be in good operating condition and repair as would not be reasonably likely to have a Material Adverse Effect.

(b) Except to the extent related to the Excluded Assets, used or consumed in the ordinary course of business or returned to third parties upon the termination of agreements since October 1, 2001, (i) the Company owns free and clear of all Liens, other than Permitted Liens, or the Company has the right to use for research and development activities only, to the extent so used as of October 1, 2001 in the Company’s business, without payment to any other person, all physical specimens of compounds physically located on the Company’s premises in San Diego as of October 1, 2001 (the “Company Compounds”) and the consummation of the transactions contemplated hereby will not impair any such rights; and (ii) no material claims are pending or threatened in writing, as of the date of this Agreement, against the Company or Seller by any person with respect to use by the Company of the Company Compounds.

(c) This Section 4.09 does not relate to real property or interests in real property, Intellectual Property or Contracts, such items being the subjects of Section 4.10, Section 4.11 and Section 4.12, respectively.

SECTION 4.10. Real Property. (a) The Company owns no real property in fee. Section 4.10 of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by, or on behalf of, the Company (individually, a “Leased Property”). True, correct and complete copies of all leases relating to any Leased Property have heretofore been made available for review by Buyer. All leases relating to any Leased Property are valid, binding and in full force and effect and are enforceable by the lessee thereunder.

(b) Each Leased Property to be transferred to Buyer as set forth in Section 4.10(a)(1) of the Seller Disclosure Schedule shall be transferred to Buyer (by virtue of Buyer’s acquisition of the Company) in its “AS IS” condition on the Closing, subject to all latent and patent defects (whether physical, financial or legal), based solely on Buyer=s own inspection, analysis and evaluation of such Leased Property and not in reliance on any records or other information obtained from Seller or on Seller=s behalf. Buyer acknowledges that it is not relying and will not rely on any statement or representation that has been made or that in the future may be made by Seller or any of Seller=s employees, agents, attorneys or representatives concerning the condition of any Leased Property (whether relating to physical conditions, operation, performance, legal matters or title matters).

SECTION 4.11. Intellectual Property. (a) (i) Section 4.11 of the Seller Disclosure Schedule sets forth a true and complete list of all (A) material issued and pending patents (including applications therefor and invention disclosures submitted for evaluation, if any), (B) material registered and unregistered trademarks and service marks, including registrations, applications and renewals therefor, (C) material registered trade names, (D) material registered copyrights, including applications therefor, (E) material software used by the Company (other than commercially available software subject to “shrink-wrap,” “click-through” or other standard form license agreements generally available to the public) and (F) domain names (collectively, “Intellectual Property”) owned, used, filed by or licensed to the Company except for Excluded Assets and for updates in dockets occurring in the ordinary course of business (the “Company Intellectual Property”). With respect to registered trademarks included in the Company Intellectual Property, Section 4.11 of the Seller Disclosure Schedule sets forth a list of all jurisdictions in which such trademarks are registered or applied for and all the respective registration and application numbers.

(ii) The Company owns free and clear of all Liens, other than Permitted Liens, or the Company has the right to use, to the extent used as of October 1, 2001, in the Company’s business without payment to any other person (except to the extent the Company Intellectual Property may be licensed from third parties, as specified in Section 4.11 of the Seller Disclosure Schedule) all Company Intellectual Property and the consummation of the transactions contemplated hereby will not impair any such rights.

(iii) The Company, Seller or their respective Affiliates have not granted any material options, rights, licenses or agreements of any kind relating to Company Intellectual Property or the marketing, transfer or distribution thereof (including agreements with a member of the DuPont Group or a current or previous Affiliate of Company or Seller), except as set forth in Section 4.11 of the Seller Disclosure Schedule, the license agreements set forth in Section 8.10 of the Seller Disclosure Schedule, the Seller License Agreements, the Company License Agreement and non-exclusive implied licenses to end-users in the ordinary course of business.

(iv) The Company is not bound by or a party to any material options, licenses or agreements of any kind relating to the Intellectual Property of any other person (including agreements with a member of the DuPont Group or a current or previous Affiliate of Company or Seller) except as set forth in Section 4.11 of the Seller Disclosure Schedule and except for agreements relating to commercially-available software subject to “shrink-wrap,” “click-through” or other standard form license agreements generally available to the public.
(v) No material claims are pending or threatened in writing, as of the date of this Agreement, against the Company or Seller by any person with respect to the ownership, validity, enforceability, or use of any Company Intellectual Property.

(b) Except as would not be reasonably likely to have a Material Adverse Effect and except to the extent related to the Excluded Assets:

(i) the Company owns free and clear of all Liens, other than Permitted Liens, or the Company has the right to use, to the extent used as of October 1, 2001 in the Company’s business, without payment to any other person (except to the extent the Company Know-How may be licensed from third parties, as specified in Section 4.11 of the Seller Disclosure Schedule) all Know-How (except to the extent related to the Excluded Assets) used by the Company as of October 1, 2001 (the “Company Know-How”) and the consummation of the transactions contemplated hereby will not impair any such rights; and

(ii) no material claims are pending or threatened in writing, as of the date of this Agreement, against the Company or Seller by any person with respect to use by the Company of the Company Know-How.

(c) Except as set forth in Section 4.11 of the Seller Disclosure Schedule, as of the date hereof, the use by the Company of the Company Intellectual Property and Company Know-How and the conduct by the Company of its business does not infringe the Intellectual Property or Know-How of a third party (including a member of the DuPont Group or a current or previous Affiliate of Company or Seller), except to the extent any such infringement (other than with respect to the Intellectual Property or Know-How of Seller or any of its Affiliates as of the Closing Date) would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 4.12. Contracts. Except as set forth in Section 4.12 of the Seller Disclosure Schedule, the Company is not a party to any:

(a) employment agreement or employment contract that has an aggregate future liability in excess of $100,000 and is not terminable by the Company for a cost of less than $100,000 (excluding, for this purpose, any such agreements or contracts, express or implied, oral or written, which are required to be provided or are imposed under Applicable Law, practice, code, industry–wide collective or social plan);

(b) covenant not to compete or other covenant restricting the development, manufacture, marketing or distribution of the products and services of the Company, in each case that materially impairs the operation of the business of the Company as presently conducted;

(c) agreement, contract or other arrangement with (i) Seller or any Affiliate of Seller or (ii) any officer, director or employee of the

Company, Seller or any Affiliate of Seller (other than employment agreements covered by clause (a) above); provided, however, that the foregoing shall be deemed not to include any agreement, contract or other arrangement that will expire or be terminated on or prior to the Closing;

(d) lease, sublease or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use, to any person, (i) any Leased Property or (ii) any portion of any premises otherwise occupied by the Company;

(e) lease or similar agreement with any person under which (i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (ii) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which lease or agreement has an aggregate future liability or receivable, as the case may be, in excess of $175,000 and is not terminable by the Company by notice of not more than 180 days for a cost of less than $175,000;

(f) management, service, consulting or other similar type of contract (other than contracts for services in the ordinary course of business consistent with past practice) which has an aggregate future liability to any person in excess of $175,000 and is not terminable by the Company by notice of not more than 180 days for a cost of less than $175,000;

(g) an agreement, contract or other arrangement providing for indemnification by the Company of any person with respect to liabilities relating to any current or former business of the Company other than any such indemnification that would not be reasonably likely to have a Material Adverse Effect; or

(h) other agreement, contract, lease, license, commitment or instrument to which the Company is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person in excess of $175,000 and is not terminable by the Company by notice of not more than 180 days for a cost of less than $175,000.

Each agreement, contract, lease, license, commitment or instrument of the Company listed in Sections 4.10 and 4.12 of the Seller Disclosure Schedule (collectively, the “Contracts”) is valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general equitable principles and except to the extent that the failure of a Contract to be valid, binding and in full force and effect would not be reasonably likely to have a Material Adverse Effect. As of the date hereof, no party to any such Contract has notified the Company that it intends to terminate any such Contract. The Company has performed, in all respects, all obligations required to be performed by it to date under the Contracts and the Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and no other party to any of the Contracts, as of the date hereof, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not be reasonably likely to have a Material Adverse Effect.

SECTION 4.13. Litigation. Section 4.13 of the Seller Disclosure Schedule sets forth a list, as of the date of this Agreement, of all pending lawsuits, claims, actions or proceedings, with respect to which Seller or the Company has been contacted in writing by the plaintiff or claimant or by counsel for the plaintiff or claimant, against the Company or its respective properties, assets, operations or businesses and which (a) involve an uninsured claim against the Company of, or which involve an uninsured unspecified amount which would reasonably be likely to result in a liability of, more than $175,000, (b) seek any material injunctive relief or (c) seek any legal restraint on or prohibition against the transactions contemplated by this Agreement. The Company is not a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. This Section 4.13 does not relate to environmental matters, which are the subject of Section 4.16(b), to employee benefits or ERISA matters, which are the subject of Section 4.14 or to matters with respect to intellectual property, which are the subject of Section 4.11.

SECTION 4.14. Employment; Employee Benefits. (a) Section 4.14(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each “pension plan” (within the meaning of section 3(2) of ERISA); each “welfare plan” (within the meaning of section 3(1) of ERISA) or fringe benefit plan or arrangement; each stock purchase, stock option, restricted stock, bonus or deferred compensation plan, agreement or arrangement; each employment agreement providing for material bonus payments or material benefits contingent on the severance or termination of the Employee or a change in control; and each other material employee benefit plan, fund, agreement or arrangement, in each case, that is sponsored, maintained or contributed to by the Company or an “ERISA Affiliate” for the benefit of an Employee or other service provider to the Company (each, a “Plan”).

(b) Except as set forth in Section 4.14(b) of the Seller Disclosure Schedule:

(i) With respect to each Plan, Buyer has been provided true and complete copies of the plan document and any amendments in effect which have not been incorporated into such plan document (or, if the Plan does not have a formal plan document, a description thereof), any declaration of trust or other funding arrangement, any current reports or summary plan descriptions required under ERISA or the Code, and the most recent determination letter received from the IRS if the Plan is intended to qualify under section 401(a) of the Code.

(ii) Each Plan and related trust has been operated and administered in all material respects in accordance with ERISA, the Code and other Applicable Laws.

(iii) Each Plan that is intended to qualify under section 401(a) of the Code is so qualified, and any trust that funds such Plan is exempt from taxation under section 501(a) of the Code.

(iv) No liability under Title IV or section 302 of ERISA has been incurred by the Company or an ERISA Affiliate that has not been satisfied in full,

and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring any such liability other than liability for premiums due to the PBGC, which premiums have been paid when due.

(v) Neither the Company nor any ERISA Affiliate contributes, or is obligated to contribute, to a “multiemployer plan” (within the meaning of section 4001(a)(3) of ERISA).

(vi) As of the date of this Agreement, there are no actions, suits, claims or administrative or other proceedings pending against any Plan, excluding Seller’s qualified plans, other than routine claims for benefits in the ordinary course and there are no material facts that could give rise to any such action, suit or claim.

(vii) The consummation of the transactions contemplated by this Agreement shall not entitle any Employee or Former Employee to severance pay, a change–of–control benefit or any other payment or accelerate the time of payment or vesting or increase the amount of compensation due to such Employee or Former Employee.

(viii) No Plan is, to the knowledge of Seller, the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.

(ix) The Company is not required to maintain or contribute to any Plan by the law or applicable custom or rule of any jurisdiction outside of the United States.

(x) The Company is not party to any collective bargaining or union agreement. No Employee is a member of, or represented by, any labor union, and there are no material attempts being made to organize any Employees. There is no labor strike, dispute, slow down or stoppage pending or threatened against the Company or any of its subsidiaries. The Company has not received any demand letters, civil rights charges, drafts of suits, or governmental or administrative agency complaints with respects to claims made by any of its employees, or notice of any governmental or administrative complaints made by any of its subsidiaries’ employees. No individual who is performing consulting or other services as a contractor for the Company is classified by the Company as an “employee” for purposes of the Federal Insurance Contributions Act.

(xi) Buyer has been provided a list of the name of each officer, employee and consultant of the Company. Buyer has been previously provided each such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person and a description of any oral consulting contract with such parties. The Company has no plans or intentions to terminate any such officer, employee or consultant.

(xii) The Company is in material compliance with all Applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Employees. There are no pending or threatened claims or actions against the Company under any worker’s compensation policy.

(xiii) Retention bonus payments due to Key Employees after the Closing Date pursuant to the material employment agreements set forth in Section 4.14(a) of the Seller Disclosure Schedule do not exceed $500,000 in the aggregate.

(xiv) Each Employee has entered into an agreement limiting the disclosure of confidential information of the Company.

SECTION 4.15. Absence of Changes or Events. (a) Since the date of the Balance Sheet, there has not been any material change in the business, financial condition or results of operations of the Company that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

(b) Except as contemplated by this Agreement (including the Seller Disclosure Schedule) or consented to by Buyer, since the date of the Balance Sheet, the Company has conducted its business in the ordinary course and has not taken, or omitted to take, any action that, if taken, or omitted to be taken, after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.16. Compliance with Applicable Laws. (a) Except as previously disclosed by Seller to Buyer in writing, the Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity (“Applicable Laws”), including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. None of Seller or the Company has received any written communication during the two years prior to the date hereof from a Governmental Entity that alleges that the Company is in violation of any Applicable Laws except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. This Section 4.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 4.08, to employment, employee benefit or ERISA matters which are the subject of Section 4.14 or to environmental matters, which are the subject of Section 4.16(b).

(b) Seller has provided Buyer with certain environmental reports relating to the facilities and operations of the Company which are identified in Section 4.16(b)(i) of the Seller Disclosure Schedule (the “Environmental Reports”). Except as set forth in the Environmental Reports or Sections 4.16(b)(ii) or 4.16(b)(iii) of the Seller Disclosure Schedule, and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (i) neither Seller nor the Company has received any written communication during the two years prior to the date hereof from a person that alleges that the Company is in violation of any Environmental Laws (as hereinafter defined), the substance of which communication has not been resolved, or that the Company is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, (ii) the Company holds, and is in compliance with, all Environmental Permits required under Environmental Laws for the Company to conduct its business as currently conducted, (iii) the Company is in compliance with all applicable Environmental Laws and (iv) the Company has not entered into or agreed to any consent decree or order, which decree or order is still in effect, and is not subject to any outstanding judgment, decree or judicial order with respect to any property currently owned or operated by the Company relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law. The representations and warranties made in this Section 4.16(b) are Seller’s exclusive representations and warranties relating to environmental matters. As used in this Agreement, the term “Environmental Laws” means any applicable and binding statutes, laws, regulations, ordinances or rules in any such case entered into, issued, or promulgated by any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the management of Hazardous Substances. As used in this Agreement, the term “Hazardous Substances” means any hazardous or toxic substance or waste that is regulated pursuant to any applicable Environmental Law. As used in this Agreement, the term “Environmental Permits” shall mean any permits, licenses, approvals or other authorizations of any Governmental Entity issued or granted under authority of Environmental Laws.

SECTION 4.17. Investment Intent. Seller is an “accredited investor” as defined in Regulation D under the Securities Act. Subject to Seller’s right to exercise its rights pursuant to the Registration Rights Agreement, Seller is acquiring the Shares for investment only and not with a view to any public distribution thereof. Seller acknowledges that the sale of the Shares to Seller is not registered under the Securities Act, any applicable state securities laws or any applicable foreign securities laws and, as a result, Seller shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act, any applicable states securities law or any applicable foreign securities laws.

SECTION 4.18. No Knowledge of Misrepresentations or Omissions. Seller has no knowledge that the representations and warranties of Buyer made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and Seller has no knowledge of any material errors in, or material omissions from, the Buyer Disclosure Schedule.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01. Access. (a) From the date hereof to the Closing, Seller shall, and shall cause the Company to, give or furnish Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company; provided, however, that such access does not and would not reasonably be expected to (a) disrupt the normal operations of Seller or the Company (b) violate any attorney-client privilege of Seller or its Affiliates or violate any Applicable Laws (it being understood that, if requested by Buyer, Seller shall use its commercially reasonable efforts to find a way to allow disclosure of any information without resulting in a loss of the ability to successfully assert a claim of privilege) or (c) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise (it being understood that, if requested by Buyer, Seller shall use its commercially reasonable efforts to seek and obtain a waiver of such confidentiality restriction); provided, however, that Seller may redact any information directly and primarily related to the Excluded Assets or not directly associated with the businesses and operations of the Company to be transferred.

(b) Seller and its Affiliates shall use their commercially reasonable efforts to allow Buyer and its representatives to communicate with PricewaterhouseCoopers LLP regarding, and to review all work papers, schedules, memoranda and other documents prepared by PricewaterhouseCoopers LLP during the course of its audit or review of, the Company, and such access shall be provided promptly after request by Buyer and/or its representatives; provided, that the foregoing shall be subject to professional liability standards and PricewaterhouseCoopers LLP policy, which may include, without limitation, the requirement that Buyer and its representatives sign an “indemnification letter” in the form generally used by PricewaterhouseCoopers LLP prior to such access with PricewaterhouseCoopers LLP.

(c) Seller and its Affiliates shall use their commercially reasonable efforts to allow Buyer and its representatives to communicate with the Company’s counsel (in-house or outside) during the course of the Company’s patent prosecution or intellectual property diligence, and such access shall be provided promptly after request by Buyer and/or its representatives; provided, however, that such access does not and would not reasonably be expected to violate any attorney-client privilege of Seller or its Affiliates or violate any Applicable Laws (it being understood that Seller shall use its commercially reasonable efforts to find a way to allow disclosure of any information without resulting in a loss of the ability to successfully assert a claim of privilege); provided, further, that nothing shall require such counsel to provide Buyer or its representatives any information directly and primarily related to the Excluded Assets or not directly associated with the Company Intellectual Property.

SECTION 5.02. Ordinary Conduct. (a) Except (i) as set forth in Section 5.02 of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, including any actions taken in furtherance of the separation of the Company from Seller and its Affiliates (ii) as required by Applicable Law or any of the Contracts, or (iii) with the consent of Buyer, from the date hereof to the Closing, Seller shall cause the business of the Company to be conducted in the ordinary course in substantially the same manner as presently conducted and shall make all commercially reasonable efforts consistent with past practices to preserve the Company’s relationships with customers, suppliers and others with whom the Company has a material business relationship. Notwithstanding anything to the contrary in this Section 5.02(a), Seller shall not be obligated to, directly or indirectly, provide any funds to the Company, except as necessary to permit operations in ordinary course through the Closing.

(b) Without limiting the generality of Section 5.02(a) (but subject to clauses (i) and (ii) thereof or as otherwise expressly set forth in this Agreement), from the date hereof to the Closing, Seller shall not permit the Company to do any of the following in connection with the business of the Company without the prior written consent of Buyer:
(i) amend its Certificate of Formation or comparable organizational documents (and Seller shall not amend the limited liability company agreement relating to the Company) except for changes which would not have an adverse impact on the Company or Buyer;

(ii) declare or pay any distribution to its members whether or not upon or in respect of any of its limited liability company units; provided, however, that (A) Buyer acknowledges that the Company does not maintain cash balances and, at or prior to the time of the Closing, Seller will withdraw any cash balances of the Company, (B) distributions of cash may continue to be made by the Company to Seller or its Affiliates and (C) Seller may cause the Company to transfer and remove from the Company any Excluded Asset and any books and records of the Company, including computerized books and records of the Company, to the extent they primarily relate to such Excluded Assets;

(iii) redeem or otherwise acquire any of its limited liability company units or other securities convertible or exchangeable for any units;

(iv) adopt or amend in any material respect any Plan or collective bargaining agreement, except as required by Applicable Laws;

(v) grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements or Applicable Laws and except for any increases for which Seller shall be solely obligated;

(vi) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Company incur, assume or guarantee any long-term indebtedness for borrowed money;

(vii) voluntarily permit any of its assets to become subjected to any mortgage, lien, security interest, encumbrance, easement, covenant, right-of-way or other similar restriction of any nature whatsoever which would have been required to be set forth in Section 4.09 or 4.12(g) of the Seller

Disclosure Schedule if existing on the date of this Agreement;

(viii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(ix) except for (A) distributions permitted under clause (ii) above and (B) intercompany transactions in the ordinary course of business or necessary to withdraw cash or settle intercompany accounts prior to the Closing or transfer Excluded Assets, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates;

(x) make any change in any method of accounting or accounting practice or policy other than those required (A) by GAAP, Applicable Law or SEC guideline or (B) by a change in Seller’s method of accounting or accounting practice or policy that due to GAAP, Applicable Law or SEC guideline or requirements requires a change in the accounting practices of the Company;

(xi) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(xii) make or incur any capital expenditure that is not currently approved in writing or budgeted which, individually, is in excess of $175,000 or make or incur any such expenditures which, in the aggregate, are in excess of $500,000;

(xiii) sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the Company, except in the ordinary course of business or enter into any lease of any personal property except leases entered into in the ordinary course of business or leases with aggregate lease payments not in excess of $175,000;

(xiv) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business;

(xv) modify, amend, terminate or permit the lapse of any lease of, or other material agreement relating to, real property (except modifications or amendments associated with renewals of existing leases in the ordinary course of business);

(xvi) modify, amend or terminate any Contract;
or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 5.03. Insurance. Seller shall keep, or cause to be kept, all insurance policies and retentions presently maintained with respect to the Company, their respective assets and properties, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Except with respect to the policy set forth in Section 5.03 of the Seller Disclosure Schedule, any and all insurance policies maintained with respect to the Company, its respective assets and properties are owned and maintained by Seller and its Affiliates and neither Buyer nor the Company will have any rights under any such insurance policies from and after the Closing Date.

SECTION 5.04. Securities Act. Seller shall not offer to sell or otherwise dispose of the Shares in violation of any of the registration requirements of the Securities Act, any applicable state securities laws or any applicable foreign securities laws.

SECTION 5.05. Pre-Closing Transactions in Buyer Securities. From the date hereof until the Closing, Seller shall not buy or sell any Buyer Common Stock through the automated quotation system of the Nasdaq National Market or buy or sell or otherwise trade any derivative instrument related to the performance of Buyer Common Stock.

ARTICLE VI

Representations and Warranties of Buyer

Except as set forth in the Buyer Disclosure Schedule attached hereto (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to Seller as follows:

SECTION 6.01. Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the Related Instruments, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Related Instruments and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Shares, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and, on or prior to the Closing, the Related Instruments will be duly executed and delivered by Buyer. This Agreement constitutes, and the Related Instruments upon such execution and delivery will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

SECTION 6.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Buyer does not, and the execution and delivery of the Related Instruments by Buyer and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, directly or indirectly, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer, any subsidiary of Buyer or any Affiliate of Buyer under, any provision of (i) the governing instruments or comparable organizational documents of Buyer, any subsidiary of Buyer or any Affiliate of Buyer, (ii) any written note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which

Buyer, any subsidiary of Buyer or any Affiliate of Buyer is a party or by which any of their respective properties or assets are bound, or (iii) any judgment, order or decree or, subject to the matters referred to in paragraph (b) below, statute, law, ordinance, rule or regulation applicable to Buyer, any subsidiary of Buyer or any Affiliate of Buyer or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect.

(b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by, or with respect to, Buyer or any subsidiary of Buyer or their respective Affiliates in connection with the execution, delivery and performance of this Agreement, the Related Instruments or the consummation of the transactions contemplated hereby or thereby other than (i) compliance with and filings under the HSR Act, if applicable, and (ii) those that may be required solely by reason of Seller’s or any of Seller’s Affiliates (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Related Instruments; (iii) those required to transfer Environmental Permits and (iv) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect on the ability of Buyer or, as the case may be, any Affiliate of Buyer to either perform its obligations hereunder or under the Related Instruments or consummate the transactions contemplated hereby and thereby.

SECTION 6.03. The Shares. The Shares have been reserved for issuance and have been duly authorized, and upon delivery to Seller at Closing of certificates representing the Shares and receipt by Buyer of the certificates representing the Units, the Shares will be validly issued to Seller, fully paid, non assessable, free and clear of any Liens, other than those arising from the acts of Seller and its Affiliates, and issued in compliance with Applicable Law.

SECTION 6.04. Standing; Books and Records. Buyer and each subsidiary of Buyer has full power and authority and possesses all governmental franchises,

licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect. Buyer and each of subsidiary of Buyer is duly qualified and in good standing to do business as a foreign company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect. Buyer has prior to the execution of this Agreement made available to Seller true and complete copies of the certificate of incorporation and by-laws or comparable organizational documents, each as amended to the date hereof, of Buyer.

SECTION 6.05. Capitalization. The authorized capital stock of Buyer consists of 75,000,000 shares of common stock, par value of $0.001 per share (“Buyer Common Stock”) and 5,000,000 shares of preferred stock, par value $0.001 per share (“Buyer Preferred Stock”). As of the close of business on January 18, 2002, (i) 32,108,699 shares of Buyer Common Stock and no shares of Buyer Preferred Stock were issued and outstanding, (ii) 172,561 shares of Buyer Common Stock were held by Buyer in its treasury, (iii) 6,899,264 shares of Buyer Common Stock were (x) subject to outstanding options issued under Buyer’s 1998 Stock Incentive Plan, Buyer’s 2000 Stock Incentive Plan or the Arcaris, Inc. 1997 Equity Incentive Plan or (y) subject to outstanding non-qualified stock options otherwise assumed from Arcaris, Inc. (issued under Arcaris, Inc.’s former name, Ventana Genetics, Inc.), (iv) 1,142,857 additional shares of Buyer Common Stock were reserved for issuance pursuant to Buyer’s 2000 Employee Stock Purchase Plan, (v) up to 547,467 additional shares of Buyer Common Stock were reserved for issuance to the former stockholders of Arcaris, Inc. upon the satisfaction of certain milestones; (vi) up to additional 2,000,000 shares of Buyer Common Stock were reserved for issuance to the stockholders and optionholders of the entity to be acquired by Buyer pursuant to an agreement and plan of merger and reorganization dated January 15, 2002 between Buyer and the party described in Section 6.09(1) of the Buyer Disclosure Schedule and (viii) 472,142 additional shares of Buyer Common Stock were reserved for issuance upon exercise of outstanding warrants. Except as set forth above, at the close of business on January 18, 2002, no shares of capital stock or other voting securities of Buyer were issued, reserved for issuance or outstanding. All outstanding shares of Buyer Common Stock have been, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid, are nonassessable and not subject to or issued in violation of any Liens, other than any Liens created by or imposed upon the holders thereof. Other than as contemplated by this Agreement and except as described in this Section 6.07, as of the date of this Agreement there are no options, warrants, calls, rights, convertible or exchangeable securities, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings or other agreements of any kind to which Buyer or any subsidiary of Buyer is a party or by which any of them is bound (i) obligating Buyer or any subsidiary of Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Buyer or any subsidiary of Buyer or (ii) obligating Buyer or any subsidiary of Buyer to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement, undertaking or agreement.

SECTION 6.06. Equity Interests. Buyer as of the date of this Agreement does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest with a fair market value as of the date of this Agreement in excess of $25,000 in any person.

SECTION 6.07. SEC Filings; Financial Statements; Undisclosed Liabilities. (a) Buyer has filed with the SEC and made available to Seller or its representatives all reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC since August 2, 2000 (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports include all of the documents required to be filed with the SEC by Buyer under Section 13 or 14 of the Exchange Act since August 2, 2000. As of its respective date, each Buyer SEC Report (i) complied in all material respects with the requirements of the Securities Act or the Securities

Exchange Act of 1934, as the case may be, and the rules and regulations promulgated thereunder applicable to such Buyer SEC Report and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Report or necessary in order to make the statements in such Buyer SEC Report, in the light of the circumstances under which they were made, not misleading.

(b) Except to the extent that information contained in any Buyer SEC Reports filed and publically available prior to the date of this Agreement (the “Filed Buyer SEC Reports”) has been revised or superseded by a later filed Buyer SEC Report, none of the Buyer SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements and any related notes thereto contained in the Buyer SEC Reports complies as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on a basis that fairly presents in all material respects the consolidated financial condition, consolidated results of operations and consolidated cash flows of Buyer and its subsidiaries as of the respective dates and for the respective periods indicated, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments which were not or are not expected to be material in amount.

(d) Except as set forth in the Filed Buyer SEC Reports, neither Buyer nor any subsidiary of Buyer had at September 30, 2001 any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Buyer and its consolidated subsidiaries or in the notes thereto. Since September 30, 2001, neither Buyer nor any subsidiary of Buyer has incurred any liabilities required by GAAP to be reflected on a consolidated balance sheet of Buyer and its subsidiaries or in the notes thereto except for such liabilities which were incurred by Buyer since September 30, 2001, in the ordinary course of business consistent with past practice or those which would not individually or in the aggregate, have a Buyer Material Adverse Effect.

SECTION 6.08. Intellectual Property. Buyer owns, directly or indirectly, free and clear of all Liens, other than Buyer Permitted Liens, or Buyer has the right, directly or indirectly, to use, in Buyer’s business without payment to any other person (except to the extent the Intellectual Property may be licensed from third parties) all Intellectual Property and Know-How related to the operations of Buyer and its subsidiaries and the consummation of the transactions contemplated hereby will not, to the knowledge of Buyer, impair any such rights, except to the extent any such failure to so own or have the right to use or any such impairment would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect. No claims are pending or threatened in writing, as of the date of this Agreement, against Buyer or any subsidiary of Buyer by any person with respect to the ownership, validity, enforceability, or use of any of Buyer’s Intellectual Property that would be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 6.09. Contracts. Except as filed under the Filed Buyer SEC Reports, neither Buyer nor any subsidiary of Buyer is a party to any material contract, as such contracts are defined in Reg. ‘ 601(a)(10) of Regulation S-K under the Securities Act (each such contract, a “Buyer Contract”). Each Buyer Contract is valid, binding and in full force and effect and is enforceable by Buyer or its subsidiaries in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general equitable principles and except to the extent that the failure of a Buyer Contract to be valid, binding and in full force and effect would not be reasonably likely to have a Buyer Material Adverse Effect. As of the date hereof, no party to any such Buyer Contract has notified Buyer or any subsidiary of Buyer that it intends to terminate such Buyer Contract. Buyer or a subsidiary of Buyer has performed, in all respects, all obligations required to be performed by it to date under the Buyer Contracts and Buyer is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Buyer, no other party to any of the Buyer Contracts, as of the date hereof, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default would not be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 6.10. Litigation. As of the date of this Agreement, there are no pending lawsuits, claims, actions or proceedings, with respect to which Buyer or any subsidiary of Buyer has been contacted in writing by the plaintiff or claimant or by counsel for the plaintiff or claimant, against Buyer or any subsidiary of Buyer or its or their respective properties, assets, operations or businesses and which (a) involve an uninsured claim against Buyer or any subsidiary of Buyer of, or which involve an uninsured unspecified amount which would reasonably be likely to result in a liability of, more than $175,000, (b) seek any material injunctive relief or (c) seek any legal restraint on or prohibition against the transactions contemplated by this Agreement. Neither Buyer nor any subsidiary of Buyer is a party or subject to or in default under any material judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal applicable to it or any of its properties, assets, operations or business. This Section 6.10 does not relate intellectual property matters, which are the subject of Section 6.08 or to environmental matters, which are the subject of Section 6.12.

SECTION 6.11. Absence of Changes or Events. (a) Except as disclosed in the Filed Buyer SEC Reports, since September 30, 2001 to the date of this Agreement, there has not been any material change in the business, financial condition or results of operations of Buyer or any subsidiary of Buyer that, individually or in the aggregate, would be reasonably likely to have a Buyer Material Adverse Effect.

(b) Except as contemplated by this Agreement (including the Buyer Disclosure Schedule), as disclosed in a Filed Buyer SEC Report or consented to by Seller, since September 30, 2001, Buyer has conducted its business in the ordinary course and has not taken, or omitted to take, any action that, if taken, or omitted to be taken, after the date of this Agreement, would constitute a breach of any of its covenants set forth in Section 7.02.

SECTION 6.12. Compliance with Applicable Laws.

Except as previously disclosed by Buyer to Seller in writing, Buyer and each subsidiary of Buyer is in compliance with all Applicable Laws, including Environmental Laws and those laws relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect. Neither Buyer nor any subsidiary of Buyer has received any written communication during the two years prior to the date hereof from a person that alleges that Buyer or any subsidiary of Buyer is in violation of any Applicable Laws, including Environmental Laws and Environmental Permits, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect.

SECTION 6.13. Securities Act. Buyer is an “accredited investor” as defined in Regulation D under the Securities Act. The Units purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer acknowledges that the sale of the Units to Buyer is not registered under the Securities Act, any applicable state securities laws or any applicable foreign securities laws and, as a result, Buyer shall not offer to sell or otherwise dispose of the Units so acquired by it in violation of any of the registration requirements of the Securities Act, any applicable states securities law or any applicable foreign securities laws.

SECTION 6.14. Continuation of Operation. Except as set forth in Section 6.14 of the Buyer Disclosure Schedule, Buyer represents and warrants to Seller that Buyer expects to cause the business of Buyer to be conducted in the ordinary course in substantially the same manner as presently conducted as described in the Filed Buyer SEC Reports and expects to make all commercially reasonable efforts consistent with past practices to preserve Buyer’s relationships with customers, suppliers and others with whom Buyer has a material business relationship.

SECTION 6.15. No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that the representations and warranties of Seller made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Seller Disclosure Schedule.

ARTICLE VII

Covenants of Buyer

Buyer covenants and agrees as follows:

SECTION 7.01. Access. (a) From the date hereof to the Closing, Buyer shall, and shall cause its subsidiaries to, give or furnish Seller and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of Buyer and its subsidiaries; provided, however, that such access does not and would not reasonably be expected to (a) disrupt the normal operations of Buyer or its subsidiaries, (b) violate any attorney-client privilege of Buyer or its subsidiaries or its or their Affiliates or violate any Applicable Laws (it being understood that, if requested by Seller, Buyer shall use its commercially reasonable efforts to find a way to allow disclosure of any information without resulting in a loss of the ability to successfully assert a claim of privilege) or (c) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise (it being understood that, if requested by Seller, Buyer shall use its commercially reasonable efforts to seek and obtain a waiver of such confidentiality restriction).

SECTION 7.02. Ordinary Conduct. (a) Except (i) as set forth in Section 7.02 of the Buyer Disclosure Schedule or otherwise contemplated by the terms of this Agreement, (ii) as required by Applicable Law or any of the Buyer Contracts, or (iii) with the consent of Seller, from the date hereof to the Closing, Buyer shall cause the business of Buyer and its subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted and shall make all commercially reasonable efforts consistent with past practices to preserve the relationships of Buyer and its subsidiaries with customers, suppliers and others with whom Buyer and such subsidiaries have a material business relationship.

(b) Without limiting the generality of Section 7.02(a) (but subject to clauses (i) and (ii)

thereof or as otherwise expressly set forth in this Agreement), from the date hereof to the Closing, Buyer shall not, and shall not permit any of its subsidiaries, to do any of the following in connection with the business of Buyer and its subsidiaries without the prior written consent of Seller:

(i) amend its certificate of incorporation or by-laws or comparable organizational documents except for changes which would not have an adverse impact on Seller;

(ii) declare or pay any distribution to any holder of any security whether or not upon or in respect of any such securities; provided, however, that distributions of cash may continue to be made by any subsidiary of Buyer to Buyer;

(iii) redeem or otherwise acquire any Buyer Common Stock or any other securities, including those convertible or exchangeable for any Buyer Common Stock; or

(iv) agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 7.03. No Additional Representations. Buyer acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof. Buyer acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and the Company to discuss the businesses and assets of the Company. Buyer acknowledges that none of Seller, the Company or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in this Agreement or the Seller Disclosure Schedule, and none of Seller, the Company or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Confidential Offering Memorandum distributed by J.P. Morgan Securities Inc. dated November 2001, and any information, documents or material made available to Buyer and its representatives in certain “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby.

SECTION 7.04. No Use of Certain Names. (a) Buyer shall cause the Company promptly, and in any event (x) within 90 days after Closing, in the case of BMS Names, and by March 20, 2002, in the case of DuPont Names, to revise product literature and labeling to delete all references to the Names and (y) within 90 days after Closing, in the case of BMS Names, and by March 20, 2002, in the case of DuPont Names, to change signing and stationery and otherwise discontinue use of the Names. In no event shall Buyer or the Company use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company during the 90-day period preceding the Closing. Any use of the Names by Buyer pursuant to this Section 7.04 shall be in reasonable conformity with the practices of Seller with respect to such Names as of the Closing Date and shall be in a manner that is not intended to or is not reasonably likely to harm or disparage Seller or DuPont or any of their respective Affiliates or the quality, reputation or goodwill of the Names. Buyer acknowledges that because its right to use the BMS Names is pursuant to a non-exclusive license from Seller, any and all goodwill developed by virtue of such use shall inure to the sole benefit of Seller. “BMS Names” means “Bristol-Myers Squibb”, “Bristol-Myers Squibb Company”, any variations, abbreviations and derivatives thereof and any other logos or trademarks (including Internet domain names) related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof not included in Sections 4.11(2)(other than any Names listed in the column entitled “Owner” listed in Annex C thereto), 4.11(3), 4.11(4) and 4.11(6) of the Seller Disclosure Schedule. “DuPont Names” means “DuPont”, any variations, abbreviations and derivatives thereof and any other logos or trademarks (including Internet domain names) related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof. The BMS Names together with the DuPont Names are collectively referred to as the “Names”.

(b) Buyer agrees that it shall, and shall cause the Company to, within one business day after the Closing Date, (i) subject to the other provisions of this Section 7.04, cease to hold itself out as having any affiliation with Seller or any of its Affiliates and (ii) change the company name of the Company to a name that does not include any Name and make any necessary legal filings with the appropriate Governmental Entity to effectuate such change.

SECTION 7.05. Securities Act. Buyer shall not offer to sell or otherwise dispose of the Units in violation of any of the registration requirements of the Securities Act, any applicable state securities laws or any applicable foreign securities laws.

SECTION 7.06. Guarantees. To the extent Seller or an Affiliate of Seller has made or given a Seller Guarantee, Buyer will use its reasonable best efforts to cause Seller or such Affiliate of Seller to be released from such Seller Guarantee or to terminate such Seller Guarantee. Such efforts shall include the obligation to enter into substitute or replacement guarantees in favor of the beneficiaries of the Seller Guarantees. Notwithstanding the foregoing, in the case of the Seller Guarantee in connection with the San Diego Lease, prior to the time that Buyer obtains an Investment Grade Rating, to the extent the release of such Seller Guarantee has not been effected, Buyer will use its commercially reasonable efforts to cause Seller or any Affiliate of Seller to be released from such Seller Guarantee or to terminate such Seller Guarantee; provided, that, the foregoing shall (i) be deemed to obligate Buyer to use such efforts only once per year to effect such release, (ii) not require Buyer to expend cash or issue a letter of credit to effect such release and (iii) not require Buyer to amend the terms of the San Diego Lease in a manner materially adverse to Buyer; provided, further, that from and after the time that Buyer obtains an Investment Grade Rating, to the extent the release of such Seller Guarantee has not been effected, Buyer shall use its reasonable best efforts to cause Seller or any applicable Affiliate of Seller to be released from the Seller Guarantee in connection with the San Diego Lease or to terminate such Seller Guarantee.

ARTICLE VIII

Mutual Covenants

Each of Seller and Buyer covenants and agrees as follows:

SECTION 8.01. Consents. Buyer acknowledges that certain consents, approvals and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts listed in the Seller Disclosure Schedule or with respect to Environmental Permits or other assets and that such consents, approvals and waivers have not been obtained. Buyer agrees that Seller shall not have any liability whatsoever to Buyer or any of its Affiliates arising out of or relating to the failure to obtain any consents, approvals or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination. Prior to the Closing, Seller shall, and shall cause the Company to, cooperate with Buyer, upon the request of Buyer, in a commercially reasonable manner in connection with Buyer obtaining any such consents, approvals and waivers; provided, however, that such cooperation shall not require Seller or any of its Affiliates (including the Company) to expend money, commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any third party, and all costs and expenses related to seeking and obtaining such consents, approvals and waivers shall be for Buyer’s account; and provided, further, that prior to Closing none of Buyer nor any of its Affiliates, officers, employees, agents or representatives shall contact any party to such Contracts in connection with obtaining any such consent, approvals or waiver without the prior written consent of Seller, which consent may be withheld at Seller’s sole discretion. If Seller so requests, Buyer will guarantee the obligations of Seller or any Affiliate of Seller under any Contract in connection with Seller’s request for a consent or waiver with respect to such Contract made pursuant to this Section 8.01.

SECTION 8.02. Cooperation. (a) Buyer and

Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 90 days after the Closing to ensure the orderly transition of the Company from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer and the Company that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment or any other requirement under Applicable Laws; provided, however, that to the extent any such information or assistance requested by Buyer can not be satisfied by Seller without requesting such information or assistance from E. I. DuPont de Nemours and Company (“DuPont”), Seller shall be deemed to have satisfied its obligations under this Section 8.02, whether or not such information or assistance is provided, to the extent Seller uses reasonable efforts to obtain such information or assistance from DuPont. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02. Seller shall be permitted to redact and withhold any information that relates directly and primarily to the Excluded Assets. Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company), violate any attorney-client privilege of such party or its Affiliates or violate any Applicable Laws (it being understood that, if requested by the other party, Seller or Buyer, as applicable, shall use its commercially reasonable efforts to find a way to allow disclosure of any information without resulting in a loss of the ability to successfully assert a claim of privilege) or breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise (it being understood that, if requested by the other party, Seller or Buyer, as applicable, shall use its commercially reasonable efforts to seek and obtain a waiver of such confidentiality restriction).

(b) Notwithstanding anything in this Section 8.02 or any other provision of this Agreement or any other agreements between the parties, neither Buyer nor any of its Affiliates (which after the Closing shall include the Company) shall have any obligation whatsoever before or after the Closing Date, to provide updates, maintenance, bug fixes, training, assistance or other support to Seller of its Affiliates with respect to any software, invention or technology of the Company, including the software programs listed in Section 4.11(5)(a) of the Seller Disclosure Schedule or any technology subject to the License Agreements or relating to the Excluded Assets.

SECTION 8.03. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Applicable Laws or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

SECTION 8.04. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including the provisions set forth in Sections 8.01 and 8.05), each party shall use its reasonable best efforts to cause the Closing to occur as expeditiously as possible. Without limiting the foregoing or the provisions set forth in Section 8.05, Buyer and Seller shall use their respective reasonable best efforts to cause the Closing to occur on or prior to February 14, 2002 or as soon as practicable thereafter. Each of Seller and Buyer shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the purchase and sale of the Units set forth in Article III not being satisfied.

SECTION 8.05. Antitrust Notification and Other Regulatory Filings. Each of Seller and Buyer shall as promptly as practicable, but in no event later than five business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five business days after receipt of such inquiry or request. Each of Seller and Buyer shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Units. Seller and Buyer shall also cooperate to make, and shall use their reasonable best efforts to obtain, any required regulatory filings outside the United States as promptly as practicable after the execution and delivery of this Agreement.

SECTION 8.06. Records. As soon as practicable on or after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Seller and its subsidiaries primarily and directly relating to the business and operations of the Company to be transferred to Buyer to the extent not then in the possession of the Company, subject to the following exceptions:

(i) Buyer recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to subsidiaries, divisions or Affiliates of Seller other than the Company and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; provided, however, that Seller may redact any information directly and primarily related to the Excluded Assets;

(ii) Seller may retain all Records prepared in connection with the sale of the Units, including bids received from other parties and analyses relating to the Company;

(iii) Seller may redact and withhold any portion of documents containing information that relates directly and primarily to the Excluded Assets; and

(iv) Seller may retain Records relating to Taxes, including any Tax returns, reports or forms provided that upon reasonable request by Buyer, Buyer shall be provided with copies of the portions of such Records that reasonably relate to the Company (other than copies of the Seller’s consolidated, combined or unitary income Tax returns, provided that copies of back up for such returns that is reasonably related to the Company may reasonably be requested by Buyer).

SECTION 8.07. Intercompany Accounts and Agreements. Except for the Transitional Service Agreement, the Seller License Agreements and the Company License Agreement, all intercompany arrangements and agreements, whether written or oral, providing goods, services or joint activities between Seller and any of its Affiliates, on the one hand, and the Company, on the other hand, shall be terminated and of no further force and effect after the Closing. Effective upon the Closing, all outstanding intercompany accounts, whether payables or receivables, between Seller or any of its Affiliates, on the one hand, and the Company, on the other hand, shall be cancelled and of no further force and effect (it being understood that such cancellation shall not in any way affect the Seller License Agreements or the Company License Agreement or any amounts which may be payable pursuant to the Seller License Agreements or the Company License Agreement).

SECTION 8.08. Confidentiality. (a) Effective upon, and only upon, the Closing, the amended and restated confidentiality agreement between Buyer and Seller dated as of January 23, 2001 (the “Confidentiality Agreement”) shall terminate, provided, that such termination shall not be deemed to release either party from any liability for any breach by such party of the terms and provisions of the Confidentiality Agreement prior to the Closing. Effective upon and only upon, the Closing, all confidential proprietary, technical, economic, operational and financial information and other confidential information and materials provided by one party (the “disclosing party”) to another party (the “receiving party”) prior to, on or after the Closing Date in accordance with this Agreement or the Confidentiality Agreement (herein collectively referred to as “Confidential Information”) in written, oral or other form (whether or not marked confidential) is and shall be treated by the receiving party as confidential information of the disclosing party and shall not be disclosed, or used for any purpose other than for which its was disclosed hereunder or thereunder, by the receiving party (it being understood that, subject to Section 8.08(b), all confidential proprietary information related to the operations of the Company ownership of which is transferred to Buyer as of the Closing shall be treated, effective as of the Closing, as Confidential Information of Buyer), except that Confidential Information does not include information that (i) at the time of disclosure is generally available to or known by the public (other than as result of disclosure directly or indirectly by the receiving party or its Affiliates at any time after the Closing), (ii) was available to the receiving party on a non-confidential basis from a source other than the disclosing party or its Affiliates, provided that such source is not and was not bound by a confidentiality obligation to the disclosing party or its Affiliates or (iii) has been independently acquired or developed by the receiving party without violating any of its obligations under this Section 8.08(a). Notwithstanding anything to the contrary in this Agreement, this Section 8.08(a) shall not prohibit the receiving party or its Affiliates from disclosing Confidential Information of the disclosing party if they shall become legally compelled (by deposition, interrogation, requests for documents, subpoena, civil investigation, demand or otherwise) to disclose such Confidential Information. In such event, the receiving party shall provide the disclosing party with prompt written notice of any required disclosure so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 8.08(a). In the event and to the extent that such protective order or other remedy is not obtained, or that the disclosing party waives compliance with this Section 8.08(a), the receiving party and its Affiliates shall furnish only that portion of the Confidential Information which the receiving party or its

Affiliates is advised by opinion of counsel that is legally required to be disclosed and exercise commercially reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

(b) Buyer acknowledges that any and all information provided to it by Seller or Seller’s representatives concerning Seller or any Affiliate of Seller (other than the Company) or the Excluded Assets pursuant to the Confidentiality Agreement or otherwise in the possession of Company after the Closing shall be treated as Confidential Information of Seller that is subject to this Section 8.08.

(c) All confidential proprietary information related to the operations of the Company ownership of which is transferred to Buyer as of the Closing shall be treated, effective as of the Closing, as Confidential Information of Buyer that is subject to this Section 8.08.

(d) Promptly after the execution of this Agreement, Seller shall request that all confidential material provided to prospective purchasers of the Company (other than Buyer) in connection with the sale of the Company be returned to Seller or the Company or be destroyed.

SECTION 8.09. Shared Contracts. (a) All contracts under which both Seller or an Affiliate of Seller, on the one hand, and the Company, on the other hand, share rights, benefits, duties or obligations (each, a “Shared Contract”) that are material are, to the knowledge of Seller, listed in Section 8.09 of the Seller Disclosure Schedule. With respect to any obligation or liability of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, whether arising before, on or after the Closing Date pursuant to, under or relating to any Shared Contract whether or not listed in Section 8.09 of the Seller Disclosure Schedule (the “Shared Contractual Liabilities”), such Shared Contractual Liabilities shall be allocated between Seller and the Company prior to and after the Closing as follows:

(i) If a liability is incurred exclusively in respect of a benefit received exclusively by Seller (or its Affiliates), on the one hand, or by the Company (or its Affiliates), on the other hand, the party receiving such benefit shall be responsible for such liability.

(ii) If a liability cannot be so allocated under clause (i), such liability shall be allocated to Seller or the Company, as the case may be, based on the relative proportions of total benefit received (over the term of the relevant contract, measured as of the date of the allocation) by such party or such party=s Affiliates under the relevant Shared Contract. Notwithstanding the foregoing, each of Seller and the Company shall be responsible for any or all liabilities arising from its (or its Affiliates’) breach of any relevant Shared Contract to which this Section 8.09 otherwise pertains.

(b) If Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates (including the Company), on the other hand, receives any materials or information, benefit or payment which under any Shared Contract was intended for the other, Seller and Buyer will, and will cause their respective Affiliates to, deliver such materials or information, benefit or payment to the other party.

SECTION 8.10. Intellectual Property. (a)(i) Buyer acknowledges that in connection with Seller’s acquisition of the Company from DuPont pursuant to the Purchase Agreement between DuPont, DuPont Pharma, Inc., DuPont Pharmaceuticals Company, DuPont Electronic Materials, Inc., DuPont Diagnostics Inc., and Seller dated as of June 7, 2001, as amended (the “DuPont Agreement”) DuPont retained certain rights in and to certain Company Intellectual Property and Company Know-How for itself and its Affiliates, to which such Company Intellectual Property and Company Know-How shall remain subject on and after the Closing as set forth in this Section 8.10.

(ii) Upon the Closing, Seller and its Affiliates shall assign to Buyer, and Buyer shall assume, all of the rights and obligations of Seller and its Affiliates under the license agreements listed in Section 8.10(a)(ii) of the Seller Disclosure Schedule (the “October Licenses”). Seller represents that the October Licenses have not been amended since October 1, 2001.

(iii) Upon the Closing, DuPont and any corporation, partnership, joint venture, association, limited liability company or other entity of which DuPont owned, directly or indirectly, 50% or more of the outstanding voting stock or other ownership interests as of October 1, 2001 (excluding the Company, Seller and any of Seller’s Affiliates acquired from DuPont pursuant to the DuPont Agreement)(the “DuPont Group”) shall receive from Buyer and the Company a grant of a world-wide, irrevocable immunity from suit by Buyer and the Company for the continued use outside the Pharmaceutical Field of Use after the Closing Date of the DuPont Shared Know-How; provided, however, that such immunity shall be limited to use by the DuPont Group of any such DuPont Shared Know-how for internal research and development outside the Pharmaceutical Field of Use; and provided, further, that such immunity shall extend only to DuPont Shared Know-how in such use by the DuPont Group as of October 1, 2001; and provided, still further, that none of the DuPont Group shall have the right to transfer or grant such immunity to a third party other than a third party purchaser of substantially all the business and assets to which such immunities pertain. In the event that a third party acquires (by operation of law or otherwise) all or substantially all of the businesses or assets of Buyer or the Company to which such immunities pertain, or acquires (by operation of law or otherwise) a 50% or greater voting equity interest in Buyer or the Company, Buyer shall require such acquiring party to maintain the immunities set forth in this Section 8.10(a)(iii).

For the purposes of this Section 8.10(a)(iii), (w) the term “DuPont Shared Know-How” shall mean all trade secrets and confidential business information, including confidential ideas, research and development, know-how, discoveries, improvements, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, and specifications owned by the Company at October 1, 2001 (or acquired by Seller or any of Seller’s Affiliates from DuPont pursuant to the DuPont Agreement at October 1, 2001 and transferred to the Company by Seller or any of Seller’s Affiliates from and including October 1, 2001 through the Closing Date) and used by any of the DuPont Group in the conduct of the businesses in which, and the activities in which, any of the DuPont Group were engaged in as of October 1, 2001, other than any Patents or applied for or registered Trademarks or Copyrights; (x) the term “Patents” shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all U.S. and foreign patents, patent applications, and patent disclosures (and all rights related thereto, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions, or renewals of any of the foregoing); (y) the term “Trademarks” shall mean all registered and unregistered service marks, trademarks, trade names, brand names, certification marks, corporate names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; and (z) the term “Copyrights” shall mean all copyrights, and all applications, registrations, and renewals in connection therewith.

Buyer acknowledges that its obligations set forth in this Section 8.10(a)(iii) are intended to mirror Seller’s obligations provided for in Section 5.8(a) of the DuPont Agreement, a copy of which has been provided to Buyer, and therefore in the event of any conflict between Section 8.10(a)(iii) of this Agreement and Section 5.8(a) of the DuPont Agreement, Section 5.8(a) of the DuPont Agreement shall control.

(b) Upon the Closing, Buyer and the Company shall execute and deliver to Seller and its Affiliates two separate patent license agreements substantially in the forms attached hereto as Exhibit 8.10 (the “Seller License Agreements”) with respect to the rights related to the Company Intellectual Property set forth in Section 8.10(b) of the Seller Disclosure Schedule.

(c) At Buyer’s request and at Buyer’s expense, Seller will take all reasonable steps to assist Buyer in the assignment and recordation process prior to and following the Closing to record ownership of, or to record a license for, any pending or issued patents or applied for or registered trademarks owned by the Company set forth in Section 4.11 of the Seller Disclosure Schedule to ensure that Buyer will have record ownership (or recording of license agreements) of such Intellectual Property; provided that Buyer shall pay all costs and expenses in connection therewith and provided, further, that in any event Buyer must make any request under this Section 8.10(c) within one year of the Closing, and Seller shall have no further obligations under this Section 8.10(c) two (2) years after the Closing.

SECTION 8.11. Leased Property. (a) At Closing, Buyer shall execute and deliver to Seller a guarantee, substantially in the form attached hereto as Exhibit 8.11(a) (the “Guarantee”), with respect to all obligations of the Company under the lease described in Section

4.10(a)(1)(A) to the Seller Disclosure Schedule.

(b) Buyer agrees, so long as Seller or any of its Affiliates provides a guarantee with respect to the San Diego Lease, that neither it nor any of its Affiliates (including, after the Closing, the Company) shall renew, extend the term of, or lease additional space under the San Diego Lease without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

(c)(i) Subject to Section 8.11(c)(ii), Section 8.11(c)(iii) and the consent of the applicable landlord, Seller agrees that for the purposes of transitioning the operations and personnel of the Company from the San Francisco Premises, including for the purposes of removing furniture, fixtures, equipment and other personal property within the San Francisco Premises, representatives of the Company and Buyer may occupy and use the San Francisco Premises for a period to end on the 30th day following the Closing; provided, that Buyer shall reimburse Seller for (x) $1,687.32 per day of such occupancy and use (such number being calculated pursuant to Section 8.11(c) of the Seller Disclosure Schedule) and (y) all costs and expenses incurred to repair any damage to the San Francisco Premises occurring during the period of such occupancy and use not directly resulting from actions of Seller or its Affiliates (other than the Company)(together subsections (x) and (y), “San Francisco Costs”); provided, further, that such rights of occupancy and use granted to such representatives of the Company and Buyer shall not limit the rights of Seller, and any representative of Seller, to access the San Francisco Premises at any and all times without notice to the Company or to Buyer during such period. Buyer shall notify Seller, in writing, upon removal of all assets of the Company located on such premises, it being understood that Buyer shall vacate the San Francisco Premises in “broom clean” condition, normal wear and tear excepted.

(ii) Buyer, on behalf of itself, the Company and their respective representatives, hereby agrees to occupy and use the San Francisco Premises in full compliance with the lease governing such premises during the period of the occupancy and use provided for in this Section 8.11.

(iii) Buyer, on behalf of itself, the Company and their respective representatives, may elect to forego occupying and using the San Francisco Premises prior to the expiration of the 30 day period provided for in Section 8.11(c)(i). Provided Seller has received notice in writing ten business days prior to the date upon which such access shall cease, Buyer shall have no obligation to reimburse Seller for San Francisco Costs incurred after the date such access shall cease.

(iv) In the event that the applicable landlord withholds consent to the use and occupancy contemplated pursuant to this Section 8.11(c), Seller agrees to cause all the furniture, fixtures, equipment and other personal property within the San Francisco Premises to be promptly removed from such premises and delivered to a location specified in writing to Seller, such notice to be delivered to Seller within two business days after the receipt of notice of the withholding of the landlord’s consent; provided, that, Buyer shall reimburse Seller for (x) $1,687.32 per day required to cause such premises to be vacated (such number being calculated pursuant to Section 8.11(c) of the Seller Disclosure Schedule) and (y) any and all reasonable costs (including reasonable costs for movers and related insurance and for causing the premises to be vacated in “broom clean” condition, normal wear and tear excepted) incurred by Seller in connection with facilitating such removal and delivery to Buyer.

SECTION 8.12. Excluded Assets. (a) Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, Seller shall remove the assets described in Section 8.12 of the Seller Disclosure Schedule (collectively the “Excluded Assets”) from the Company. The Excluded Assets shall be excluded from the Company, and neither they nor any rights therein or thereunder shall be sold, transferred, assigned, conveyed or delivered to Buyer.

(b) Notwithstanding Section 8.12(a), upon the Closing the Seller shall execute and deliver to the Company a separate license agreement substantially in the form attached hereto as Exhibit 8.12(b) (the “Company License Agreement”) with respect to the Excluded Program Inventions defined therein.

(c) Subject to Section 8.12(a), the Company shall be free to engage in drug discovery and development efforts relating to the subject matter and target indications of the Excluded Programs. Neither the Company nor the Buyer nor any of their respective employees or agents, however, shall use the Excluded Assets, in whole or in part, to attempt to replicate the conduct or the results of any of the Excluded Programs.

SECTION 8.13. Assignments. (a) Prior to the Closing, Seller or an Affiliate of Seller, as applicable, shall assign to the Company all of its rights, title and interest under, and the Company shall assume and agree to pay, perform or otherwise discharge when due all of the liabilities and obligations of Seller or such Affiliate of Seller under, the agreements listed on Section 8.13 of the Seller Disclosure Schedule, subject to any consents required pursuant to such agreements.

(b) At the Closing, ERSquibb shall assign to Buyer all of its rights, title and interest under, and Buyer shall assume and agree to pay, perform or otherwise discharge when due all of the liabilities and obligations of ERSquibb under, the limited liability company agreement dated January 24, 2002 relating to the Company pursuant to the an instrument of assignment and assumption, substantially in the form attached hereto as Exhibit 8.13(b) (the “LLC Assignment”).

SECTION 8.14. Delivery of Financial Statements. (a) Seller shall cause to be delivered to Buyer not later than February 28, 2002 (a) the audited statement of assets of the Company to be acquired and liabilities of the Company to be assumed as of December 31, 2001, and the audited statement of expenses of the Company for the years ended December 31, 2000 and December 31, 2001, together with the notes to such financial statements, in each case together with a report of PricewaterhouseCoopers LLP, Seller=s independent accountants, with respect thereto. Seller shall use its commercially reasonable efforts to cause PricewaterhouseCoopers LLP to provide to Buyer any consent necessary for Buyer to include such report in any filing made by Buyer under applicable securities laws.

(b)(i) Buyer shall use its reasonable best efforts to obtain as promptly as practicable after the Closing Date the necessary waiver or consent from the SEC to include the financial statements provided pursuant to Section 8.14(a) in Buyer’s registration statements under the Securities Act or filings under the Exchange Act. In the event Buyer does not obtain such waiver or consent after using its reasonable best efforts to do so in accordance with the immediately preceding sentence, upon written request of Buyer but subject to Section

8.14(b)(ii), Seller shall use its reasonable best efforts to furnish, or cause to be furnished, to Buyer and its auditors (x) access, during normal business hours, to such assistance, including to the employees, agents, auditors and representatives of Seller familiar with the operations of the Company prior to Closing, and (y) copies of such information and documents in each case as is reasonably necessary for Buyer to prepare an audited balance sheet of the Company as of December 31, 2000 and December 31, 2001, and audited statements of income and cash flows of the Company for the years ended December 31, 2000 and December 31, 2001, together with the notes to such financial statements, that in each case comply with Regulation S-X of the Exchange Act (the “Buyer Financial Statements”). Seller acknowledges that the foregoing may require that Seller make certain requests to DuPont for access and information and agrees, subject to DuPont’s rights under the DuPont Agreement and subject to Section 8.14(b)(ii) hereof, to use its reasonable best efforts to obtain such access and information on behalf of Buyer and its auditors.

(ii) Notwithstanding anything to the contrary in this Agreement, including in Section 8.02 or this Section 8.14(b), Seller shall not be required to bring a claim against, litigate with or otherwise bring a cause of action against, or offer or grant any accommodation (financial or otherwise) to, DuPont or any of DuPont’s Affiliates in connection with any request of Buyer, its auditor or their representatives for access to information or assistance in connection with financial reporting or tax or accounting matters, including the preparation of the Buyer Financial Statements. Nothing in this Section 8.14(b) shall require Seller to take any action that would violate any attorney-client privilege of Seller or its Affiliates or violate any Applicable Laws (it being understood that, if requested by Buyer, Seller shall use its commercially reasonable efforts to find a way to allow disclosure of any information without resulting in a loss of the ability to successfully assert a claim of privilege) or breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise (it being understood that, if requested by Buyer, Seller shall use its commercially reasonable efforts to seek and obtain a waiver of such confidentiality restriction).

SECTION 8.15. Announcement of Transaction. Buyer and Seller agree that the public announcement of the transactions contemplated by this Agreement shall occur on or about 9:00 a.m. New York time on the date hereof; provided, that, to the extent that this Agreement is executed after 9:00 a.m. New York time on the date hereof, such public announcement shall be made on or after 9:00 a.m. New York time on the day following the date hereof but prior to 9:00 a.m. New York time on February 11, 2001.

ARTICLE IX

Employee and Related Matters

SECTION 9.01. Employee and Related Matters. (a) Buyer will cause the employment of all Employees by the Company to be continued with the Company after the Closing Date. If the employment of any Employee with the Company is terminated after the Closing Date, Buyer shall be responsible for any costs and consequences of such termination, which costs and consequences shall be expenses subject to an indemnification claim as provided in Article XI of this Agreement.

(b) On and after the Closing Date, Buyer shall, or shall cause the Company or a subsidiary of Buyer to, offer compensation and benefits to the Employees that are substantially similar in the aggregate to the compensation and benefits provided to similarly situated employees of Buyer in the year prior to the Closing Date. Notwithstanding the foregoing, for a period of at least twelve (12) months following the Closing Date, Buyer shall, or shall cause the Company or a subsidiary of the Company to, offer severance benefits to each Employee, which benefits shall be substantially similar to the severance benefits provided under the Bristol-Myers Squibb Pharma Company Termination Allowance Plan to each such Employee immediately prior to the Closing Date, taking into account the service credited to each such Employee under such Termination Allowance Plan immediately prior to the Closing Date, except to the extent severance benefits are provided in an employment agreement between Buyer or the Company and any Key Employee, which agreement is effective as of the Closing Date.

(c) Buyer shall assume, or cause the Company to assume, the obligation to make any payments due to Employees on or after the Closing Date under all termination plans and employment, severance and change-in-control agreements and arrangements described in

Section 9.01(c) of the Seller Disclosure Schedule in effect immediately prior to the Closing Date whether or not the event that triggers any such payment occurs prior to, on or after the Closing Date. The Closing shall be treated as a “change in control” for all purposes under such plans, agreements and arrangements.

(d) Except as set forth in Section 9.01(c), Seller and its Affiliates shall retain the obligation to make any payments to Employees relating to service with the Company prior to the Closing Date under any Plan which is a compensation plan or arrangement. Seller and its Affiliates shall retain all liabilities with respect to the Bristol-Myers Squibb Pharma Company Supplemental Retention Program and the Annual Variable Compensation Plan.

(e) Each Employee with accrued benefits in the Seller Qualified Pension Plan shall be fully vested in such benefits as of the Closing Date. No assets or liabilities shall be transferred from the Seller Qualified Pension Plan to Buyer or the Company or to any plan or arrangement sponsored by Buyer or the Company as a result of any transaction contemplated by this Agreement.

(f) Effective immediately prior to the Closing, Seller and its Affiliates shall take all actions necessary to cause the Company to cease to be a participating employer in any employee benefit plan maintained or sponsored by Seller or another ERISA Affiliate and, with respect to any employee benefit plan sponsored solely by the Company, the Company shall, effective immediately prior to the Closing, take all actions necessary either to terminate such employee benefit plan or to have the sponsorship of such employee benefit plan assumed by Seller.

(g) Each Employee with a balance in his or her accounts in the BMS Qualified Savings Plan shall be fully vested in such accounts as of the Closing Date. Each Employee who participates in the BMS Qualified Savings Plan shall have the right to elect to receive a distribution of the Employee’s entire account balance in the BMS Qualified Savings Plan, subject to the terms of the BMS Qualified Savings Plan and Applicable Law. Buyer shall establish or designate a defined contribution plan and trust (the “Buyer Qualified Savings Plan”) that is qualified under section 401(a) of the Code and exempt from taxation under section 501(a) of the Code, which trust shall, no later than sixty (60) days after the Closing Date, accept a direct rollover of any such distribution to an individual employed by the Company on the date of the distribution, including any portion of such distribution attributable to employer matching contributions and any notes recording outstanding loans from the BMS Qualified Savings Plan. The Buyer Qualified Savings Plan shall provide benefits at least substantially equivalent to the savings benefits provided to similarly situated employees of Buyer and shall credit for purposes of eligibility and vesting all service of the Employees that was credited for such purposes under the BMS Qualified Savings Plan.

(h) Seller and its Affiliates shall retain all liabilities with respect to the provision of long-term disability benefits to each Employee and Former Employee who was receiving, or was eligible to receive, benefits under the BMS Long-Term Disability Plan as of the Closing Date owing to a qualifying disability incurred prior to the Closing Date. Buyer shall assume all liabilities with respect to the provision of long-term disability benefits to each Employee who was receiving, or was eligible to receive, short-term disability benefits under the BMS Short-Term Disability Plan as of the Closing Date owing to a qualifying disability incurred by such Employee prior to the Closing Date and who is determined after the Closing Date to be qualified for long-term disability benefits as the result of such disability.

(i) Each Employee with accrued benefits in the Seller Nonqualified Pension Plan shall be fully vested in such benefits as of the Closing Date. Each Employee with a balance in his or her accounts in the BMS Nonqualified Savings Plan shall be fully vested in such benefits as of the Closing Date. Seller and its Affiliates shall assume all liabilities with respect to the provision of nonqualified pension and savings benefits to the extent such liabilities were accrued by Employees or Former Employees prior to the Closing Date.

(j) As of the Closing Date, with respect to all employee liabilities or obligations not otherwise provided for in this Agreement (including any liability or obligation relating to or arising under any employee benefit or compensation plan, fund, agreement or arrangement, accrued wages, and workers’ compensation, holiday, vacation and sick day benefits), Seller and its Affiliates shall assume and be solely responsible for all liabilities and obligations with respect to Former

Employees, and Buyer or the Company shall assume and be solely responsible for all liabilities and obligations with respect to current Employees.

(k) As of the Closing Date, Buyer shall cause any preexisting condition, restriction, or waiting period to be waived to the extent necessary to provide immediate coverage to any Employee for any employee benefit provided under any employee benefit plan of Buyer, any subsidiary of Buyer or the Company. Any such plan that is a medical plan will apply any amounts paid under a medical plan of the Company, Seller or an Affiliate by an Employee as a deductible or co–payment during the year in which the Closing Date occurs toward the deductible and other out–of–pocket limits of the medical plan of Buyer, a subsidiary of Buyer or the Company.

(l) The Company shall assume liability with respect to any damages, losses, costs and expenses incurred as a result of a claim by any Employee under law (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990 and ERISA), under common law, in equity (including wrongful discharge) or under any agreement, policy or promise, written or oral, formal or informal, between Seller or an Affiliate and an Employee. Seller and its Affiliates shall assume liability with respect to any damages, losses, costs and expenses incurred as a result of a claim by any Former Employee that arises under law, under common law, in equity or under any agreement, policy or promise between Seller or an Affiliate and a Former Employee of the Company.

(m) All liabilities retained, assumed or indemnified by Buyer or Seller or any of their Affiliates pursuant to this Section 9.01 shall be subject to the limitations and indemnification provisions set forth in Article XI of this Agreement.

(n) Seller and Buyer and the respective Affiliates and agents of Seller and Buyer shall cooperate as may reasonably be required with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this Section 9.01 and in obtaining any governmental approvals hereunder.

(o) Buyer agrees that it shall, and shall cause its subsidiaries to, comply with the WARN Act and any applicable state and local laws governing plant closings and layoffs as they relate to any site of employment of the Company. Any expenses incurred by Seller or any of its Affiliates in connection with any claim brought against Seller or any of its Affiliates under the WARN Act or any state or local law governing plan closings or layoffs shall be subject to the limitations and indemnification provisions set forth in Article XI of this Agreement.

(p) Seller shall assign, or cause any of its Affiliates to assign, to Buyer the obligations of and benefits inuring to Seller or such Affiliate under any confidentiality agreement between an Employee and Seller or any of its Affiliates. Such assignment shall not vest in Buyer ownership rights in any inventions, discoveries or works of authorship relating to a business other than the business being sold.
SECTION 9.02. Non-Solicitation. For a period of 12 months from the Closing Date, Seller shall not, directly or indirectly: (a) recruit, solicit, influence or encourage any person who at such time is an officer, employee, consultant or agent of or to the Company to terminate or curtail his or her employment or consultancy relationship with the Company; or (b) employ as an officer, director, employee, consultant or in any other capacity any person who is or was at any time on or after the Closing an officer, employee, consultant or agent of or to the Company and not an officer, employee, consultant or agent of or to Seller and its Affiliates other than the Company; provided, that it shall not constitute a breach of the foregoing if Seller makes solicitations for employment by general advertisements not directed specifically at the officers, employees, consultants or agents of or to the Company and, as a result thereof, employs such officers, employees, consultants or agents of or to the Company. The foregoing restrictions shall remain in full force and effect in the case of any individual officer, employee, consultant or agent of the Company until the date on which the Company terminates such officer, employee, consultant or agent’s employment or consulting relationship.

ARTICLE X

Further Assurances

SECTION 10.01. Further Assurances. From time

to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Sections 8.01, 8.04 and 8.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement; provided, that the requesting party shall reimburse the other party for any reasonable costs and expenses incurred in connection with taking such actions.

ARTICLE XI

Indemnification

SECTION 11.01. Tax Indemnification. (a) Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Company or relating to the assets of the Company for the Pre-Closing Tax Period and (ii) any liability resulting from a breach of the representations and warranties contained in Section 4.08.

(b) Buyer shall, and shall cause the Company, to, indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from all liability for Taxes of the Company or relating to the assets of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer’s indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period).

(c) All real estate, personal property, intangible property and other ad valorem Taxes (“Property Taxes”) relating to the assets of the Company which shall have accrued and become payable prior to the Closing Date shall be paid by Seller. All Property Taxes relating to the assets of the Company for the taxable period that includes the Closing Date that are not payable prior to the Closing Date shall be prorated to the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes of the Company (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

SECTION 11.02. Other Indemnification by Seller. (a) Except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, Seller shall indemnify Buyer, its Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) (x) any breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto, other than a breach related to Section 4.07(b), in each case which survives the Closing or (y) any breach of Section 4.07(b) (including to the extent such representation is remade in any certificate delivered pursuant hereto), (ii)(x) any breach of Section 5.01, 5.02 or 5.03 or (y) any breach of any other covenant of Seller contained in this Agreement or any Related Instrument and (iii) any breach by Seller of its covenants under Article IX.

Notwithstanding the foregoing, (A) Seller shall not have any liability under clause (i)(x) or (ii)(x) of this Section 11.02(a) unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this clause (A), be liable exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of any such excess; (B) Seller shall not have any liability under clause (i)(y) of this Section 11.02 unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this clause (B), be liable exceeds on a cumulative basis an amount equal to $1,000,000 and then only to the extent of such excess; (C) Seller shall not have any liability under clause (i)(x) or (ii)(x) of this Section 11.02(a) for any individual item or series of related items where the loss, liability, cost or expense relating thereto is less than $50,000 and such items shall not be aggregated for purposes of the foregoing clause (A) of this Section 11.02(a); (D) Seller shall not have any liability under clause (i) or under clause (ii)(x) of this Section 11.02(a) for any breach if Buyer had knowledge of such breach at the time of the Closing; (E) Seller’s liability under clause (i) and under clause (ii)(x) of Section 11.02(a), in aggregate, shall in no event exceed

50% of the Adjusted Purchase Price; and (F) Seller shall not have any liability under this Section 11.02(a) to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates. In no event shall Seller be obligated to indemnify Buyer or any other person with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

(b) Buyer acknowledges and agrees that, (i) other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller either expressed or implied with respect to the transactions contemplated hereby, the Company or its assets, liabilities and business and (ii) Buyer shall have no claim or right to indemnification pursuant to this Article XI with respect to any information, documents or materials (other than this Agreement, the Seller Disclosure Schedule and any certificate delivered pursuant to this Agreement) furnished by Seller or any of its officers, directors, employees, agents or advisors to Buyer, including the Confidential Offering Memorandum distributed by J.P. Morgan Securities Inc. dated November 2000 and any information, documents or material made available to Buyer or its representatives in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated hereby.

(c) Buyer further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto, in each case which survives the Closing, and any breach of any covenant of Seller contained in this Agreement or any Related Instrument requiring performance prior to the Closing (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its Affiliates (including in the case of Buyer after the Closing, the Company) may have against Seller and its Affiliates arising under or based upon any breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto, in each case which survives the Closing, and any breach of any covenant of Seller contained in this Agreement or any Related Instrument requiring performance prior to the Closing (except pursuant to the indemnification provisions set forth in this Article XI).

(d) At the election of Seller, Seller may satisfy its obligations to make any payments due to Buyer or any of its Affiliates pursuant to this Article XI either by payment by wire transfer in immediately available funds or by returning that number of Buyer Common Shares equal to the quotient of the payments due hereunder divided by the Determination Price. If Seller elects to satisfy its payment obligation in Buyer Common Stock, Seller shall deliver to Buyer the certificate representing the Shares in exchange for a new certificate representing that number of shares of Buyer Common Stock equal to the difference between the Shares held at the time of payment and that number of shares of Buyer Common Stock to be returned, as calculated as described in the preceding sentence.

SECTION 11.03. Other Indemnification by Buyer. (a) Except as relates to Taxes, for which the sole indemnification is provided in Section 11.01, Buyer shall, and shall cause the Company to, indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto, in each case which survives the Closing, (ii)(x) any breach of Section 7.01 or 7.02 or (y) any breach of any covenant of Buyer or the Company contained in this Agreement or any Related Instrument requiring performance after the Closing, (iii) any guarantee or obligation or liability given or made by Seller or an Affiliate of Seller with respect to any obligation of the Company set forth in clause (iv) below (each a “Seller Guarantee”), (iv) all obligations and liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued of the Company which arise on or after the Closing Date, including any such obligations or liabilities contained in the Contracts or any agreement, lease, license, permit, plan or commitment that, because it fails to meet the relevant threshold amount or term, is not included within the definition of Contracts, or the Plans (in each case other than items for which indemnification is provided under Section 11.02), and (v) any breach by Buyer of its covenants under Article IX.

Notwithstanding the foregoing, (A) Buyer shall not have any liability under clause (i) or under clause (ii)(x) of this Section 11.03(a) unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Buyer would, but for this clause (A), be liable exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of any such excess; (B) Buyer shall not have any liability under clause (i) or under clause (ii)(x) of this Section 11.03(a) for any individual item or series of related items where the loss, liability, cost or expense relating thereto is less than $50,000 and such items shall not be aggregated for purposes of the foregoing clause (A) of this Section 11.03; (C) Buyer shall not have any liability under clause (i) or under clause (ii)(x) of this Section 11.03(a) for any breach if Seller had knowledge of such breach at the time of the Closing; (D) Buyer’s liability under clause (i) and under clause (ii)(x) of this Section 11.03(a), in the aggregate, shall in no event exceed 50% of the Adjusted Purchase Price; and (E) Buyer shall not have any liability under this Section 11.03 to the extent the liability or obligation arises as a result of any action taken or omitted to be taken by Seller or any of its Affiliates. In no event shall Buyer be obligated to indemnify Seller or any other person with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

(b) Seller acknowledges and agrees that, (i) other than the representations and warranties of Buyer specifically contained in this Agreement, there are no representations or warranties of Buyer either expressed or implied with respect to Buyer or any of Buyer’s subsidiaries or their assets, liabilities and business and (ii) Seller shall have no claim or right to indemnification pursuant to this Article XI with respect to any information, documents or materials (other than this Agreement, the Buyer Disclosure Schedule and any certificate delivered pursuant to this Agreement) furnished by Buyer or any of its officers, directors, employees, agents or advisors to Seller and any information, documents or material made available to

Buyer or its representatives in certain “data rooms”, management presentations or any other form in expectation of the transactions contemplated hereby.

(c)     Seller further acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto, in each case which survives the Closing, and any breach of any covenant of Buyer contained in this Agreement or any Related Instrument requiring performance prior to the Closing, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, Seller hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it or any of its Affiliates may have against Buyer and its Affiliates (including after the Closing, the Company) arising under or based upon any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto, in each case which survives the Closing and any breach of any covenant of Buyer contained in this Agreement or any Related Instrument requiring performance prior to the Closing (except pursuant to the indemnification provisions set forth in this Article XI).

SECTION 11.04. Limitations on Liability; Cooperation.     (a) Notwithstanding any provision herein, neither Seller nor Buyer shall in any event be liable to the other party or the other party’s Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 11.02 or 11.03 or with respect to any breach of any representation or warranty or covenant requiring performance after the Closing contained in this Agreement or any Related Instrument for any indirect, consequential, special, incidental or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business).

(b)     Buyer and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

SECTION 11.05. Losses Net of Insurance, etc.     The amount of any loss, liability, claim, damage, expense or Tax for which indemnification is provided under this Article XI shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or Tax (collectively, a “Loss”) and shall be reduced to take account of any net Tax benefit (including as a result of any basis adjustment) arising from the incurrence or payment of any such Loss to the extent actually realized by the indemnified party. For purposes of this Agreement, an indemnified party shall be deemed to have “actually realized” a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would have been required to pay but for the receipt or accrual of the indemnity payment or the deductibility of any such Loss or Taxes, as the case may be. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income Tax purposes.

SECTION 11.06. Termination of Indemnification.     The obligations to indemnify and hold harmless a party hereto (a) pursuant to Section 11.01, shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (b) pursuant to Sections 11.02(a)(i) and 11.03(a)(i), shall terminate when the applicable representation or warranty terminates pursuant to Article XIV, (c) pursuant to Sections 11.02(a)(ii)(x) and 11.03(a)(ii)(x), shall terminate at the close of business on the 18 month anniversary of the Closing Date, and (d) pursuant to the other clauses of Sections 11.02 and 11.03 shall not terminate; provided, however, that as to clauses (a) and (b) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

SECTION 11.07. Procedures Relating to Indemnification for Third Party Claims.     In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement (other than indemnification for a Tax Claim under Section 11.01 which shall be governed by Section 11.09) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the indemnified party retains its own counsel due to a mutually agreed upon conflict of interest. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent; provided, however, that to the extent the indemnified party enters into any settlement or consents to any judgment without the indemnifying party’s prior written consent, such indemnifying party will not be obligated to indemnify the indemnified party hereunder.

SECTION 11.08. Procedures Related to Indemnification for Other Claims (Other than Tax Claims under Section 11.01).     In the event any indemnified party should have a claim against any indemnifying party under Section 11.02 or 11.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11.02 or 11.03, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.

SECTION 11.09. Procedures Relating to Indemnification of Tax Claims.     (a) If one party is responsible for the payment of Taxes pursuant to Section 11.01 (the “Tax Indemnifying Party”), and the other party to this Agreement (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or, any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party position is actually prejudiced as a result thereof (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Tax Indemnified Party failed to give such notice).

(b)     With respect to any Tax Claim, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where Applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that in the case of a Tax Claim relating to Taxes of the Company for a Straddle Period, Seller and Buyer shall jointly control all proceedings taken in connection with any such Tax Claim.

(c)     The Tax Indemnified Party and each of its respective Affiliates shall cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(d)     In no case shall Buyer, the Company or any of their respective officers, directors, employees, stockholders, agents or representatives settle or otherwise compromise any Tax Claim without Seller’s prior written consent, which consent shall not unreasonably be withheld. Neither party shall settle a Tax Claim relating solely to Taxes of the Company for a Straddle Period without the other party’s prior written consent.

ARTICLE XII

Tax Matters

SECTION 12.01. Responsibility for Preparation and Filing of Tax Returns and Amendments.     (a) For any Straddle Period of the Company, Buyer shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms required to be filed and shall pay all Taxes due with respect to such returns, reports and forms; provided that Seller shall reimburse Buyer (in accordance with the procedures set forth in Section 11.01) for any amount owed by Seller pursuant to Section 11.01 with respect to the taxable periods covered by such returns, reports or forms. All such returns shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income. Buyer shall furnish such returns to Seller for its approval (which approval shall not be unreasonably delayed or withheld) at least 30 days prior to the due date for filing such returns.

(b)     For any taxable period of the Company that ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax returns, reports and forms required to be filed, and shall pay all Taxes due with respect to such returns, reports and forms. To the extent that they relate to the Company all such returns shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income. Buyer and Seller agree to cause the Company to file all Tax returns, reports and forms for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a return, report or form filed on that basis.

(c)     Seller shall be responsible for filing any amended, consolidated, combined or unitary Tax returns for taxable years ending on or prior to the Closing Date. For those jurisdictions in which separate Tax returns are filed by the Company, any required amended returns shall be prepared by Seller and furnished to the Company, for signature and filing at least 30 days prior to the due date for filing such returns, and the Company, shall promptly sign and timely file any such amended return.

SECTION 12.02. Cooperation. Each of Seller, the Company, and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

SECTION 12.03. Refunds and Credits. Any refunds or credits of Taxes of the Company relating to the assets of the Company for any taxable period ending on or before the Closing Date shall be for the account of Seller. Any refunds or credits of Taxes of the Company relating to the assets of the Company for any taxable period beginning after the Closing Date shall be for the account of Buyer.

SECTION 12.04. Transfer Taxes. All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer, and Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws.

ARTICLE XIII

Termination

SECTION 13.01. Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller if any of the conditions set forth in Section 3.02 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(c) by Buyer if any of the conditions set forth in Section 3.01 shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(d) by either party hereto, if the Closing does not occur on or prior to March 31, 2002; or

(e) by Seller if the Determination Price equals $7.38.

provided, however, that the party seeking termination pursuant to clause (b), (c) or (d) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 13.02. Return of Confidential Information. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) Buyer shall, and shall cause each of its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives to, return to Seller all documents and other material received from Seller, the Company or any other Affiliate of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(b) all confidential information received by Buyer and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives with respect to the businesses of Seller and its Affiliates (including the Company) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 13.03. Consequences of Termination. In the event of termination by Seller or Buyer pursuant to clause (b), (c), (d) or (e) of Section 13.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XIII, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 8.03 relating to publicity, (b) Section 8.08 relating to the obligations of Buyer and Seller to keep confidential certain information and data obtained by it, (c) Section 15.03 relating to certain expenses, (d) Section 15.04 relating to attorney fees and expenses, (e) Section 15.10 relating to finder’s fees and broker’s fees and (f) this Article XIII. Nothing in this Article XIII shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

ARTICLE XIV

Survival of Representations

SECTION 14.01. Survival of Representations. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto (in each case other than the representations and warranties relating to Taxes) shall survive the Closing solely for purposes of Sections 11.02 and 11.03 and shall terminate at the close of business on the 18 month anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.03 and 6.03 shall remain in full force and effect until the expiration of the applicable statute of limitations for asserting any claim with respect thereto. Representations and warranties relating to Taxes shall survive until the expiration of the applicable statute of limitations.

ARTICLE XV

Miscellaneous

SECTION 15.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, consolidation or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to purchase the Units hereunder to a wholly owned subsidiary of Buyer without the prior written consent of Seller and Seller may assign its rights to acquire the Shares hereunder to a wholly owned subsidiary of Seller without the prior written consent of Buyer; and provided further, that no assignment shall limit or affect the assignor’s obligations hereunder. Subject to the first sentence of this Section 15.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment in violation of this Section 15.01 shall be void.

SECTION 15.02. No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.03. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with the negotiations leading up to and the performance of a party’s obligations pursuant to this Agreement, the Related Instruments and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs or expenses. Buyer shall pay any filing fee required under the HSR Act with respect to the purchase and sale of the Units and the transactions contemplated by this Agreement.

SECTION 15.04. Enforcement Expenses. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 15.05. Amendments. This Agreement may not be amended, modified, superseded or canceled except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Buyer, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

SECTION 15.06. Notices. All notices or other communications required or permitted to be given hereunder, when given to any party hereto, shall be given to all parties hereto, shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(a)     if to Buyer,

740 Bay Road
Redwood City, CA 94063-2469
Attention: General Counsel
Facsimile: (650) 569-5266

with a copy to:

Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, CA 94111

Attention: Alan Talkington, Esq.
Facsimile: (415) 773-5759

(b)    if to Seller,

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, NJ 08543-4000

Attention: Vice President and Senior
Counsel, PRI and World Business Development
Facsimile: (609) 252-4232

with a copy to:

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475

Attention: Thomas E. Dunn, Esq.
Facsimile: (212) 474-3700

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 15.06.

SECTION 15.07. Interpretation; Exhibits and the Seller Disclosure Schedule; Definitions. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to articles, sections, exhibits or schedules shall be construed to refer to articles, sections, exhibits and schedules of this Agreement and (v) the headings contained in this Agreement, in the Seller Disclosure Schedule, in the Buyer Disclosure Schedule, in any exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Seller Disclosure Schedule shall be deemed set forth for all purposes of the Seller Disclosure Schedule (except for purposes of Section 4.07(b) thereof) to the extent relevant. The Seller Disclosure Schedule, the Buyer Disclosure Schedule and all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Seller Disclosure Schedule, the Buyer Disclosure Schedule or any Exhibit annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) For all purposes hereof:

“Affiliate” shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“BMS Long-Term Disability Plan” shall mean the Bristol-Myers Squibb Company Long Term Disability Plan.

“BMS Nonqualified Savings Plan” shall mean the Benefit Equalization Plan of Bristol-Myers Squibb Company and Its Subsidiary or Affiliated Corporations Participating in the Bristol-Myers Squibb Company Savings and Investment Program.

“BMS Qualified Savings Plan” shall mean the Bristol-Squibb Company Savings and Investment Program.

“BMS Short-Term Disability Plan” shall mean the Bristol-Myers Squibb Company Short Term Disability Income Plan.

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Buyer Material Adverse Effect” shall mean a material adverse effect on the business, assets, consolidated financial condition or consolidated results of operations of Buyer and its subsidiaries, taken as a whole, or on the ability of Buyer or, as the case may be, any Affiliate of Buyer, to either perform its obligations hereunder or under the Related Instruments or consummate the transactions contemplated hereby and thereby, other than any such effects relating to (a) United States or foreign economies in general or the Buyer’s industry in general, or (b) the execution of this Agreement and the announcement, and the possible consummation, of the transactions contemplated hereby.

“Buyer Permitted Liens” shall mean (a) such Liens as are set forth in Section 6.07 of the Buyer Disclosure Schedule; (b) materialman’s, mechanics’, carriers’, workmen’s, repairmen’s, employee’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes and other governmental charges which are not due and payable or which may be paid without penalty; (c) mortgages and Liens which secure debt that is reflected as a liability on the most recent audited financial statements included in the Filed Buyer SEC Reports and the existence of which is indicated in the notes thereto; (d) other imperfections of title, licenses or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of Buyer, as presently conducted.

“Employee” shall mean any person who is employed as an officer or employee of the Company immediately prior to or effective as of the Closing, including any employee who is absent from work on the Closing Date because the employee is on vacation or a leave of absence or because the employee incurred a disability and is receiving short-term disability benefits.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means an entity other than the Company that is a member of a controlled group of entities (within the meaning of Section 414(b), (c), (m) or (o) of the Code) of which the Company is a member.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Former Employee” shall mean any employee who

retired from the Company prior to the Closing Date or whose employment with the Company was otherwise terminated prior to the Closing Date.

“Investment Grade Rating” shall mean a rating established from time to time by either Moody’s Investor Service, Inc. or Standard & Poors Ratings Group for senior, unsecured, non-credit enhanced long-term debt for any person that is at or above BBB- from Standard & Poors Ratings Group or Baa3 from Moody’s Investor Service.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Key Employee” means an Employee who is a party to a material employment contract listed in Section 4.14(a) of the Seller Disclosure Schedule.

“knowledge of Buyer” means the actual knowledge of the persons listed in Section 15.07(b) of the Buyer Disclosure Schedule, after reasonable inquiry, of any officer of Buyer or any of its subsidiaries who has managerial responsibility for any significant department or function of Buyer’s business.

“knowledge of Seller” means the actual knowledge of the persons listed in Section 15.07(b)(A) of the Seller Disclosure Schedule, after reasonable inquiry, of any of the persons listed in Section 15.07(b)(B) of the Seller Disclosure Schedule.

“Know-How” shall mean trade secrets, techniques, methodologies, processes, inventions, formulae, research tools, data and information, compositions of matter, and other similar intellectual property not included in the definition of Intellectual Property.

“Material Adverse Effect” shall mean a material adverse effect on the business, assets, financial condition or results of operations of the Company, taken as a whole, other than any such effects relating to (a) United States or foreign economies in general or the Company’s industry in general, (b) the announcement that the Company is for sale or (c) the execution of this Agreement and the announcement, and the possible consummation, of the transactions contemplated hereby.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pharmaceutical Field of Use” shall mean all commercial applications, including associated discovery, research, development, and commercialization activities, of new drug products or diagnostic products or over-the-counter drug products (including any biological products) intended for use in the cure, mitigation, treatment or prevention or in vivo diagnosis of disease or injury in humans, or intended to affect the structure or any function of the body of humans or components thereof, which if commercialized would have to be approved for marketing by appropriate regulatory agencies. Notwithstanding the foregoing, such Pharmaceutical Field of Use shall not include products intended for use as functional foods, nutraceuticals, supplements (including vitamin or mineral supplements), animal drugs, biomaterials (whether or not intended for use in medical devices), or any product produced in a plant.

“Prime Rate” shall mean the rate of interest from time to time publicly announced by Citibank, N.A., in its New York office as its prime or base rate, calculated on the basis of the actual number of days elapsed over 365.

“Registration Rights Agreement” shall mean the Registration Rights Agreement substantially in the form attached hereto as Exhibit 15.07(b)(1).

“Related Instruments” shall mean the Registration Rights Agreement, the Transitional Services Agreement, the Guarantee, the License Assignment, the LLC Assignment, the Seller License Agreements and the Company License Agreement.

“San Diego Lease” shall mean that lease described in Section 4.10(a)(1)(A)(i) of the Seller Disclosure Schedule.

“San Francisco Premises” shall mean the premises

leased pursuant to the lease set forth in Section 4.10(a)(2) of the Seller Disclosure Schedule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Seller Nonqualified Pension Plan” shall mean the Bristol-Myers Squibb Parma Company Pension Restoration Plan and the Bristol Squibb Parma Company Retirement Restoration Plan, collectively.

“Seller Qualified Pension Plan” shall mean the Bristol-Myers Squibb Parma Company Pension and Retirement Plan and the Bristol Squibb Company Retirement Income Plan, collectively.

“Transitional Service Agreement” shall mean the Transitional Services Agreement substantially in the form attached hereto as Exhibit 15.07(b)(2).

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Wholly-Owned Subsidiary” shall mean with respect to any person, any subsidiary of such person if all of the common stock or other similar equity ownership interests (but not including non-participating preferred stock) in such subsidiary (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Law) is owned directly or indirectly by such person.

(c) The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Accounting Firm	2.02(a)
Adjusted Purchase Price	2.02(b)
Affiliate	15.07(b)
Agreement	Preamble
Announcement	1.01(b)
Applicable Laws	4.16(a)
Average Price	1.01(b)
Balance Sheet	4.07(a)
B MS Long-Term Disability Plan	15.07(b)
B MS Names	7.04

BMS Nonqualified Savings Plan	15.07(b)
BMS Qualified Savings Plan	15.07(b)
BMS Short-Term Disability Plan	15.07(b)
business day	15.07(b)
Buyer	Preamble
Buyer Common Stock	6.05
Buyer Contracts	6.09
Buyer Disclosure Schedule	Article VI Preamble
Buyer Financial Statements	8.14(b)
Buyer Material Adverse Effect	15.07(b)
Buyer Permitted Liens	15.07(b)
Buyer Preferred Stock	6.05
Buyer Qualified Savings Plan	9.01(g)
Buyer SEC Reports	6.07
Closing	2.01(a)
Closing Date	2.01(a)
Closing Working Capital	2.02(a)
Code	4.08(a)
Company	Preamble
Company Compounds	4.09(b)
Company Intellectual Property	4.11(a)
Company Know-How	4.11(b)
Company License Agreement	8.12
Confidential Information	8.08(b)
Confidentiality Agreement	8.08(a)
Contracts	4.12
control	15.07(b)
Current Liabilities	2.02(c)
Current Assets	2.02(c)
Daily Per Share Price	1.01(b)
Determination Price	1.01(b)
disclosing party	8.08(b)
DOJ	8.05
DuPont	8.02
DuPont Agreement	8.10(a)
DuPont Group	8.10(a)
DuPont Names	7.04
Employee	15.07(b)
Environmental Permits	4.16(b)
Environmental Reports	4.16(b)
Environmental Laws	4.16(b)
ERISA	15.07(b)
ERISA Affiliate	15.07(b)
ERSquibb	Preamble
Exchange Act	15.07(b)
Excluded Assets	8.12
Excluded Programs	Schedule 8.12
Excluded Program Inventions	Schedule 8.12
Filed Buyer SEC Report	6.07(b)

Financial Statements	4.07(a)
Former Employee	15.07(b)
FTC	8.05
Full Trading Day	1.01(b)
GAAP	2.02(c)
Governmental Entity	3.01(b)
Guarantee	8.11(b)
Hazardous Substances	4.16(b)
HSR Act	3.01(c)
indemnified party	11.07
Intellectual Property	4.11(a)
IRS	15.07(b)
Investment Grade Rating	15.07(b)
Key Employee	15.07(b)
knowledge of Seller	15.07(b)
Know-How	15.07(b)
Leased Property	4.10
License Assignment	2.01(b)
Liens	4.02(a)
LLC Assignment	8.13(b)
Loss	11.05
Material Adverse Effect	15.07(b)
Names	7.04
Notice of Disagreement	2.02(a)
October Licenses	8.10(a)
PBGC	15.07(b)
Person	15.07(b)
Permitted Liens	4.09(a)
Pharmaceutical Field of Use	15.07(b)
Plan	4.14(a)
Pre-Announcement Trading Period	1.01(b)
Post-Announcement Trading Period	1.01(b)
Pre-Closing Liabilities	4.07(b)
Pre-Closing Tax Period	4.08(a)
Prime Rate	15.07(b)
Property Taxes	11.01(c)
Purchase Price	1.01(a)
Records	8.06
receiving party	8.08(b)
Registration Rights Agreement	15.07(b)
Related Instruments	15.07(b)
San Diego Lease	15.07(b)
San Francisco Costs	8.11(c)
San Francisco Premises	15.07(b)
SEC	15.07(b)
Securities Act	15.07(b)
Seller	Preamble
Seller Disclosure Schedule	2.02(c)
Seller Guarantee	11.03
Seller License Agreements	8.10(b)

Seller Nonqualified Pension Plan	15.07(b)
Seller Qualified Pension Plan	15.07(b)
Shared Contract	8.09(a)
Shared Contractual Liability	8.09(a)
Shares	1.01(b)
Statement	2.02(a)
Straddle Period	11.01(c)
Tax	4.08(a)
Taxes	4.08(a)
Tax Claim	11.09(a)
Tax Indemnified Party	11.09(a)
Tax Indemnifying Party	11.09(a)
Transitional Services Agreement	15.07(b)
Third Party Claim	11.07
Units	Preamble
WARN Act	15.07(b)
WC Amount	2.02(b)
Wholly-Owned Subsidiary	15.07(b)
Working Capital	2.02(c)
SECTION 15.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party in person or by telecopier, receipt acknowledged, to the other party hereto.

SECTION 15.09. Entire Agreement. This Agreement, including the schedules (and the introduction thereto) and the exhibits hereto and the Related Instruments, including the schedules and exhibits thereto, the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein, in the Related Instruments or in the Confidentiality Agreement. In the event of any conflict between the provisions of this Agreement (including the schedules (and the introduction thereto) and exhibits hereto), on the one hand, and the provisions of the Related Instruments (including the schedules and exhibits thereto) and/or the Confidentiality Agreement, on the other hand, the provisions of this Agreement shall control except to the extent explicitly set forth in a Related Instrument.

SECTION 15.10. Fees. Each party hereto hereby represents and warrants that (a) the only brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof are J.P. Morgan Securities Inc. with respect to Seller and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party, if any.

SECTION 15.11. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 15.12. Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the Related Instruments or any transaction contemplated hereby or thereby. Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 15.12. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15.13. Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Related Instruments or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in Section 15.12 and in this Section 15.13.

SECTION 15.14. GOVERNING LAW. THIS AGREEMENT AND ANY DISPUTES ARISING UNDER OR RELATED THERETO (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL

LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

by	/s/ Robert E. Ewers, Jr.
Name:	Robert E. Ewers, Jr.
Title:	Vice President

DE	LTAGEN, INC.,

By	/s/ William Matthews
Name:	William Matthews
Title:	Chief Executive Officer

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